STOCK AND ASSET PURCHASE AGREEMENT

dated as of

July 18, 1994

among

DIGITAL EQUIPMENT CORPORATION,

QUANTUM CORPORATION,

and

QUANTUM PERIPHERALS (EUROPE) S.A.


	STOCK AND ASSET PURCHASE AGREEMENT


	STOCK AND ASSET PURCHASE AGREEMENT dated as of July 18, 1994 between DIGITAL EQUIPMENT CORPORATION, a Massachusetts corporation ("Seller"), and QUANTUM CORPORATION, a Delaware corporation
("Buyer"), and QUANTUM PERIPHERALS (EUROPE) S.A., a wholly owned subsidiary of Buyer ("Quantum Europe").

	W I T N E S S E T H:

	WHEREAS, Seller conducts a data storage business (the "Business," which term does not include Seller's subsystems, video server, CD-ROM media business or floppy diskette media business but does include the design, manufacture and marketing of computer disk drive, tape drive, tape media, solid state memory device and magnetic recording head products and optical storage devices and technology other than CD-ROM) directly and through its subsidiaries Rocky Mountain Magnetics, Inc. ("RMMI") and Digital Equipment Storage Products (Malaysia) snd bhd ("Malaysian Subsidiary") (RMMI and the Malaysian Subsidiary, collectively, the "Subsidiaries"); and

	WHEREAS, Buyer and Quantum Europe desire to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer and Quantum Europe, upon the terms and subject to the conditions hereinafter set forth;

	NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


	ARTICLE I.

	DEFINITIONS

	1.01	Definitions.

		(a)	The following terms, as used herein, have the
following meanings:

			"Accounting Convention" means the accounting principles and procedures used to prepare the Financial
Statements as described in  Exhibit A.

			"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

			"Ancillary Agreements" means the Seller-Buyer Lease Agreement, the Seller-Buyer Patent Assignment Agreement, the Seller-Buyer Transition and Services Agreement, the Seller-
Buyer Supply Agreement, the Seller-Buyer Software Assignment and
License Agreement, the Seller-Buyer Trademark Assignment
Agreement, the RMMI Stock Purchase Agreement, the RMMI Head
Supply Agreement and the RMMI MR Head Manufacturing and Supply
Agreements.

			"Closing Date" means the date of the Closing.

			"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

			"Intellectual Property" means (i) United States, state and foreign trademark rights, service marks, tradenames and brand names, including claims for infringement, and registrations thereof and applications therefor and goodwill associated with the foregoing accruing from the dates of first use thereof; (ii)
United States and foreign copyrights, copyright registrations and copyright applications, including claims for infringement, and other rights associated with the foregoing and the underlying works of authorship; (iii) United States and foreign patents and patent applications, including claims for infringement and all international proprietary rights associated therewith; (iv) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; and (v) inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition.
Intellectual Property includes, without limitation, the items listed on Schedule 3.17.

			"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset.

			"Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the Business taken as a whole.

			"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

			"Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

			"RMMI Head Supply Agreement" means the RMMI Head Supply Agreement between Buyer and RMMI to be entered into substantially on the terms set forth on Exhibit B-1.

			"RMMI MR Head Manufacturing and Supply Agreements" means the MR Head Manufacturing and Supply Agreements between
Seller and Buyer to be entered into on the Closing Date substantially on the terms set forth on Exhibit B-2.

			"RMMI Stock Purchase Agreement" means the RMMI Stock Purchase Agreement between Seller and Buyer to be entered into on the date of this Agreement substantially in the form of Exhibit C.

			"RMMI Stockholders' Agreement" means the
Stockholders' Agreement, dated as of August 19, 1992, by and among Seller, Storage Technology Corporation ("StorageTek") and
RMMI.

			"Seller-Buyer Lease" means the Lease between Buyer, as lessee, and Seller, as lessor, to be entered into on the Closing Date substantially on the terms set forth in Exhibit
D pursuant to which Seller will agree to lease to Buyer, on the terms and conditions specified in such lease, certain space in Seller's Colorado Springs, Colorado facility.

			"Seller-Buyer Patent Assignment Agreement" means the Patent Assignment Agreement between Seller and Buyer to be entered into on the Closing Date substantially in the form of Exhibit E pursuant to which Seller will agree to assign to Buyer certain patents owned by Seller and to license to Buyer certain
Intellectual Property owned by Seller and further pursuant to which Buyer will agree to license back to Seller certain patents assigned to Buyer.

			"Seller-Buyer Software Assignment and License Agreement" means the Software Assignment and License Agreement between Seller and Buyer to be entered into on the Closing Date substantially in the form of Exhibit F pursuant to which Seller will license certain software to Buyer.

			"Seller-Buyer Supply Agreement" means the Supply Agreement between Seller and Buyer to be entered into on the Closing Date substantially in the form of Exhibit G pursuant to which Buyer will agree to supply certain products to Seller on the terms and conditions specified in such agreement.

			"Seller-Buyer Trademark Assignment Agreement" means the Trademark Assignment Agreement between Seller and Buyer to be entered into on the Closing Date substantially in the form of Exhibit M pursuant to which Seller will agree to assign to Buyer all of the trademarks relating solely to the Business.

			"Seller-Buyer Transition and Services Agreement" means the Transition and Services Agreement between Seller and Buyer to be entered into on the Closing Date substantially in the form of Exhibit H pursuant to which Seller will agree to supply certain services and assign or license certain assets to Buyer after the Closing Date on the terms and conditions specified in such agreement.

			"Shrewsbury Facility" means the land and buildings located at 333 South Street in Shrewsbury, Massachusetts known to Seller as "Shrewsbury #1 and #2" and more fully described in
Schedule 3.08(a), which land and buildings are currently owned by Seller and are to be transferred to Buyer pursuant to this Agreement.

			"Statement of Net Assets" means an unaudited statement aggregating inventories, property, plant and equipment, warranty reserves and domestic vacation accrual as of July 2, 1994, presented in accordance with the Accounting Convention and found in Schedule 3.06(a).

			"Statement of Net Assets Date" means July 2, 1994.

		(b)	Each of the following terms is defined in the
Section set forth opposite such term.

			Term							Section

		Accounting Referee				2.08
		Acquisition Proposal			5.03
		Allocation Statement			2.06
		Apportioned Obligation			8.05
		Assumed Liabilities				2.03
		Buyer's Accountants				2.08
		Buyer 401(k) Plan				9.03
		Buyer Health Care Plan			9.08
		Buyer Indemnitee				8.01
		Buyer Non-Compliance Certificate		10.03
		Buyer Savings Plan				9.03
		Capital Expenditure Plan			5.08
		Cause						9.01
		CERCLA						3.20
		Closing						2.07
		Closing Statement				2.08
		Closing Inventory Reference Value		2.08
		Closing Property, Plant and
		   Equipment Reference Value		2.08
		Code							8.01
		Confidential Information			5.07
		Consent						3.05
		Contracts						2.01
		Conveyance Documents			2.07
		Court Order					3.20
		Digital Tradename				6.02
		Effective Date				9.01
		Effective Time				2.08
		Environmental Laws				3.20
		Environmental Liabilities			3.20
		ERISA					9.05
		Estimated Closing Statement		2.08
		Event of Loss				11.02
		Excluded Assets				2.02
		Excluded Liabilities				2.04
		Final Net Worth				2.08
		Financial Statements				3.06
		Governmental Permits			3.20
		Hazardous Substance			3.20
		Hazardous Substance Activities		3.20
		Hired Employees				9.01
		Indemnified Party				11.03
		Indemnifying Party				11.03
		Indonesian Subsidiary			5.11
		Inventory Reference Value			2.08
		JAMS						13.09
		Leave Expiration Date			9.01
		Loss						11.02
		Malaysian Subsidiary			Recitals
		Material Loss				11.02
		Minimum Net Worth			2.08
		Note						2.06
		Permit					3.14
		Permitted Lien				3.08
		Plan Eligibility Date				9.02
		Plans						9.05
		Post-Closing Tax Period			8.01
		Pre-Closing Tax Period			8.01
		Price Allocation				8.04
		Property, Plant and Equipment
		   Reference Value				2.08
		Purchased Assets				2.01
		Purchase Price				2.06
		Release					3.20
		Remedial Action				3.20
		Returns					8.03
		RMMI Shares 				2.01
		SAVE Plan					9.03
		Section 338(h)(10) Election 		8.04
		Seller's Accountants				2.08
		Seller Group					8.01
		Seller Non-Compliance Certificate		10.02
		Seller Pension Plan				9.02
		Seller Transferred Employee		9.01
		Shares					2.01
		StorageTek					1.01
		Subsidiary					Recitals
		Subsidiary Employee			9.05
		Subsidiary Securities				3.21
		Target Inventory Reference Value		2.08
		Target Property, Plant and
		   Equipment Reference Value		2.08
		Tax						8.01
		Tax Asset					8.01

		Tax Indemnification Period			8.01
		Taxing Authority				8.01
		Tax Loss					8.06
		Transfer					9.03
		Transferred Employee			9.01
		Warranty Reserve				3.06


	ARTICLE II.

	PURCHASE AND SALE

	2.01	Purchase and Sale.

		(a)	Upon the terms and subject to the conditions of
this Agreement, Buyer agrees to purchase from Seller and Seller agrees to, or to cause its Affiliates to, sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens other than Permitted Liens all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used solely in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Statement of Net Assets and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the "Purchased
Assets"), and including, without limitation, all right, title and interest of Seller in and to:

			(i)	all shares (the "Shares") of capital stock of
the Malaysian Subsidiary owned by Seller or its Affiliates and, subject to Section 2.01(b), an 81% equity interest in RMMI (the
"RMMI Shares") conveyed to Buyer pursuant to the RMMI Stock
Purchase Agreement;

			(ii)	the Shrewsbury Facility, together with all
fixtures and improvements thereto, and the assets located in, or attributable to the operations of the Business in, Batam, Indonesia;

			(iii)	all personal property and interests
therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property used solely in the Business, including without limitation the items listed on Schedule 3.08(b), being a list of all items of personal property owned, leased or subleased by the Business having an original acquisition cost of $1,000 or more;

			(iv)	all raw materials, work-in-process, finished
goods, supplies and other inventories of the Business;

			(v)	all rights under all contracts, agreements,
leases, licenses of Intellectual Property to Seller by third parties, commitments, sales and purchase orders and other instruments to the extent related to the Business including without limitation the items listed on Schedule 3.13
(collectively, the "Contracts") (provided that, in the event that the RMMI Shares are Excluded Assets, then any contracts between Seller, StorageTek and RMMI shall also be Excluded Assets);

			(vi)	all prepaid expenses to the extent relating
to the operation of the Business, including but not limited to ad valorem taxes, leases and rentals;

			(vii)	all of Seller's rights, claims, credits,
causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, to the extent assignable unliquidated rights under manufacturers' and vendors warranties;

			(viii)	all Intellectual Property owned or
assignable by Seller and used solely in the Business, including without limitation the items listed on Schedule 3.17 that are not specifically identified thereon as Excluded Assets;

			(ix)	all transferable licenses, permits or other
governmental authorizations relating solely to the Business, including without limitation the items listed on Schedule 3.14;

			(x)	originals or copies of all books, records,
files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, product engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Taxes imposed on the Purchased Assets, provided in each case that any information contained in such materials which does not relate to the Business may be deleted by Seller before such materials are delivered to Buyer;

			(xi)	all computer software programs and data owned
or assignable by Seller used solely in the Business; and

			(xii)	all goodwill associated with the
Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

		(b)	In the event that StorageTek shall exercise its
right of first refusal pursuant to Section 2.2 of the RMMI
Stockholders' Agreement and purchase the RMMI Shares pursuant to such right of first refusal on the terms set forth in the RMMI
Stock Purchase Agreement, then the RMMI Shares shall not be Shares and shall be Excluded Assets, and all of the assets of RMMI shall be Excluded Assets and all of the liabilities of RMMI shall be Excluded Liabilities and the RMMI Shares shall not be purchased by Buyer pursuant to the RMMI Stock Purchase Agreement.

	2.02	Excluded Assets.  Buyer expressly understands and
agrees that the following assets and properties of Seller (the
"Excluded Assets") shall be excluded from the Purchased Assets:

			(i)	all of Seller's cash and cash equivalents on
hand and in banks, except for cash and cash equivalents held by Subsidiaries;

			(ii)	all accounts, notes and other receivables of
or relating to the Business, except for accounts, notes and other receivables held by Subsidiaries;

			(iii)	all Intellectual Property licensed (but
not assigned) to Buyer pursuant to the terms of the Seller-Buyer
Patent Assignment Agreement;

			(iv)	all software licensed (but not assigned) to
Buyer under the Seller-Buyer Software Assignment and License
Agreement;

			(v)	the Colorado Springs, Colorado real estate
that is the subject of the Seller-Buyer Lease;

			(vi)	the land and buildings located at 333 South
Street in Shrewsbury, Massachusetts known to Seller as Shrewsbury
#3;

			(vii)	any assets sold or otherwise disposed of
in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

			(viii)	any Federal, state and local income and
franchise tax credits, prepaid taxes and tax refund claims; and

			(ix)	any assets or Contracts relating to the
purchase by Seller of assembled disk drives and parts, components and spares acquired in connection therewith.

	2.03	Assumption of Liabilities.  Upon the terms and subject
to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume, to the extent indicated below, the following, and only the following, specific debts, obligations, contracts and liabilities of Seller arising out of the conduct of the Business (the "Assumed Liabilities"):

			(i)	all liabilities and obligations of Seller
arising from and after the Closing Date under the Contracts
(other than liabilities or obligations that constitute accounts payable of the Seller on the Closing Date or that are attributable to any failure by Seller to comply with the terms of the Contracts and other than liabilities relating to the purchase by Seller of electronic data storage devices from other manufacturers);

			(ii)	fifty percent (50%) of the liabilities and
obligations of Seller arising under any warranties granted by Seller to customers in connection with the sale of goods or services by the Business shipped before the Closing, but only as and to the extent such liabilities are applicable to 3-inch drives, provided that the aggregate liability for warranties assumed by Buyer under this clause (ii) shall not exceed
$10,000,000 (as determined by Buyer's fully burdened average cost of repair for each particular product);

			(iii)	all liabilities allocated to Buyer under
Articles VIII and IX; and

			(iv)	the liabilities attributable to the
operations of the Business in Batam, Indonesia in the ordinary course of business.

	2.04	Excluded Liabilities.  Notwithstanding any provision in
this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other debt, obligation, contract or liability of Seller of whatever nature whether currently existing or arising hereafter. All such other debts, obligations, contracts and liabilities shall be retained by and remain debts, obligations, contracts and liabilities of Seller (all such debts, obligations, contracts and liabilities not being assumed, the "Excluded Liabilities"). Without limiting the foregoing, each of the following shall be Excluded
Liabilities for purposes of this Agreement:

			(i)	any debt, obligation, contract or liability
for Taxes arising from or with respect to the Purchased Assets, the transactions contemplated hereby or the conduct of the Business that is incurred in or attributable to a Pre-Closing Tax
Period (except to the extent set forth in Section 8.05(d));

			(ii)	subject to Sections 2.03(iii), 9.01(b)(ii)
and 9.04(d), any debt, obligation, contract or liability relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liabilities or obligations under any of Seller's employee plans or programs or Plans listed on Schedule 9.05(a);

			(iii)	any debt, obligation, contract or
liability relating to an Excluded Asset;

			(iv)	all debts, obligations, contracts or
liabilities, other than for Taxes to the extent set forth in
Section 8.05(d), incurred by Seller in connection with this Agreement and the transactions contemplated herein;

			(v)	any and all Environmental Liabilities that
arise from or relate to the emission, discharge, Release or disposal of Hazardous Substances into the environment (including workplaces) or Hazardous Substance Activities, whether by Seller or others, in each case prior to the Closing, including without limitation all penalties, fines (civil or criminal), and all third party liability related thereto;

			(vi)	any and all liabilities arising under
warranties for products shipped on or before the Closing Date to the extent that the aggregate liability for warranties for such products assumed by Buyer pursuant to Section 2.03(ii) exceeds
$10,000,000;

			(vii)	any and all accounts payable, notes and
other payables existing on the Closing Date, except for accounts payable, notes and other payables of Subsidiaries to third parties; and

			(viii)	any and all liabilities arising pursuant
to agreements or understandings with distributors and relating to products shipped on or before the Closing Date (such as price protection, meeting the competition or stock rotation arrangements).

	2.05	Assignment of Contracts and Rights.  Anything in this
Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.08.

	2.06	Purchase Price; Allocation of Purchase Price.

		(a)	The purchase price for the Purchased Assets, the
rights under the Ancillary Agreements and the covenant not to compete contained in Section 5.06 is $330,000,000 in cash plus a note (the "Note") in the amount of $70,000,000 having the principal terms set forth in Exhibit I, plus the assumption of the Assumed Liabilities (the "Purchase Price"); provided that
$100,000,000 of the cash portion of the Purchase Price attributable to the RMMI Shares shall be paid pursuant to the RMMI Stock Purchase Agreement; and, provided further, that in the event that StorageTek shall exercise its right of first refusal pursuant to Section 2.2 of the RMMI Stockholders' Agreement, then the cash portion of the Purchase Price shall be $230,000,000 and the total Purchase Price shall be $300,000,000. The Purchase
Price shall be paid as provided in Section 2.07.

		(b)	As soon as practicable after the Closing, Buyer
shall deliver to Seller a statement (the "Allocation Statement"), setting forth the valuation of the Purchased Assets, the rights under the Ancillary Agreements and the covenant not to compete contained in Section 5.06, for the purposes of allocation of the Purchase Price among the Purchased Assets, the rights under the Ancillary Agreements and the covenant not to compete.

		(c)	Seller and Buyer agree to report an allocation of
the Purchase Price among the Purchased Assets, rights under the Ancillary Agreements and the covenant not to compete contained in
Section 5.06 in a manner entirely consistent with the Allocation
Statement, and agree to act in accordance with such Allocation
Statement in the preparation of financial statements and filing of all tax returns (including, without limitation, filing Form
8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating hereto.

		(d)	Each party shall deliver to the other party a copy
of its Form 8594 relating to this transaction no later than 10 days prior to the filing thereof.

	2.07	Closing.  The closing (the "Closing") of the purchase
and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Testa, Hurwitz & Thibeault in Boston, Massachusetts on October 1, 1994 or, if the conditions set forth in Article X have not been satisfied on or before such date, on the last day of the first fiscal month of the Seller ending at least 10 business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Seller may agree. At the
Closing:

		(a)	Buyer shall deliver to Seller the cash portion of
the Purchase Price, less the Deposit (as defined in the RMMI
Stock Purchase Agreement), in immediately available funds by wire transfer to an account of Seller with a bank in Boston, Massachusetts designated by Seller by notice to Buyer no later than two business days prior to the Closing Date.

		(b)	Buyer shall deliver to Seller the Note.

		(c)	Seller shall deliver to Buyer certificates for the
Shares, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, provided that the equity interest in RMMI shall be conveyed only to the extent provided in the RMMI Stock Purchase
Agreement.

		(d)	Seller and Buyer shall enter into an Assignment
and Assumption Agreement substantially in the form attached hereto as Exhibit J, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

		(e)	Seller and Buyer shall enter into the Ancillary
Agreements.

	2.08	Purchase Price Adjustment.

		(a)	General.  As an adjustment to the Purchase Price,
Seller agrees to pay Buyer the amount, if any, by which the Target Property, Plant and Equipment Reference Value exceeds the
Closing Property, Plant and Equipment Reference Value and the amount, if any, by which the Target Inventory Reference Value exceeds the Closing Inventory Reference Value.

		(b)	Definitions.  The following terms, as used herein,
have the following meanings:

		"Accounting Referee" means a nationally recognized accounting firm, other than Coopers & Lybrand and Buyer's accountants, selected by Buyer and Seller pursuant to Section
2.08(e).

		"Closing Statement" means a statement of inventories and property, plant and equipment, presented in accordance with the Accounting Convention, as of the Closing Date.

		"Closing Inventory Reference Value" means the Inventory Reference Value (i) as shown in Seller's calculation delivered pursuant to Section 2.08(c) if no notice of disagreement with respect thereto is delivered by Buyer pursuant to Section 2.08(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.08(e) or (B) in the absence of such agreement, as shown in Accounting Referee's calculation delivered pursuant to Section 2.08(e); provided that Closing Inventory Reference Value shall not in any event be more than Seller's calculation of the Inventory Reference Value delivered pursuant to Section 2.08(c) nor less than Buyer's calculation of the Inventory Reference Value delivered pursuant to Section 2.08(d).

		"Closing Property, Plant and Equipment Reference Value" means Property, Plant and Equipment Reference Value (i) as shown in Seller's calculation delivered pursuant to Section 2.08(c) if no notice of disagreement with respect thereto is delivered by Buyer pursuant to Section 2.08(d) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.08(e) or (B) in the absence of such agreement, as shown in Accounting Referee's calculation delivered pursuant to
Section 2.08(e); provided that Property, Plant and Equipment
Closing Reference Value shall not in any event be more than Seller's calculation of Property, Plant and Equipment Reference
Value delivered pursuant to Section 2.08(c) nor less than Buyer's calculation of Property, Plant and Equipment Reference Value delivered pursuant to Section 2.08(d).

		"Inventory Reference Value" means the value of the inventory constituting Purchased Assets as set forth on the Closing Statement (in the event that the RMMI Shares are Purchased Assets, including 100% of the value of the inventory of
RMMI).

		"Property, Plant and Equipment Reference Value" means the value of the property, plant and equipment constituting
Purchased Assets as set forth on the Closing Statement (in the event that the RMMI Shares are Purchased Assets, including 100% of the value of the property, plant and equipment of RMMI).

		"Target Inventory Reference Value" means $115,000,000 ($114,000,000 in the event that the RMMI Shares are Excluded
Assets).

		"Target Property, Plant and Equipment Reference Value" means $155,000,000 ($133,400,000 in the event that the RMMI
Shares are Excluded Assets).

		(c)	Preparation of Closing Statement.  As promptly as
practicable after the Closing Date, Seller will cause the Closing
Statement to be prepared, will cause Coopers & Lybrand to attest that the Closing Statement is appropriately presented in compliance with the Accounting Convention and will prepare a certificate based on such Closing Statement setting forth its calculation of the Inventory Reference Value and the Property, Plant and Equipment Reference Value. As promptly as practicable, but no later than 60 days, after the Closing Date, Seller will cause the Closing Statement, together with its certificate and the attestation of Coopers & Lybrand thereon, to be delivered to Buyer. Buyer's accountants shall have the opportunity to observe the taking of the physical count of the inventory and of the property, plant and equipment in connection with the preparation of the Closing Statement.

		(d)	Disagreement by Buyer.  If Buyer disagrees with
Seller's calculation of the Inventory Reference Value and the Property, Plant and Equipment Reference Value, Buyer may, within
20 days after delivery of the documents referred to in Section
2.08(c), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount.
Any such amount of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Inventory Reference
Value and the Property, Plant and Equipment Reference Value delivered by Seller pursuant to Section 2.08(c).

		(e)	Dispute Resolution.  If a notice of disagreement
shall have been delivered by Buyer pursuant to Section 2.08(d), the parties shall, during the 20 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Inventory
Reference Value and the Property, Plant and Equipment Reference
Value, which amount shall not be more than the amount shown in Seller's calculation thereof delivered pursuant to Section
2.08(c) nor less than the amount shown in Buyer's calculation thereof delivered pursuant to Section 2.08(d). If, during such period, the parties are unable to reach agreement, they shall promptly thereafter select the Accounting Referee and cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Inventory Reference Value and the Property, Plant and Equipment
Reference Value.  In making such calculation, the Accounting
Referee shall consider only those items or amounts in the Closing
Statement or Seller's calculation of the Closing Inventory
Reference Value and the Closing Property, Plant and Equipment
Reference Value as to which Buyer has disagreed.  The Accounting
Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by Seller if Buyer's calculation of the Inventory Reference Value and the Property, Plant and Equipment Reference Value is closer to the Closing Inventory Reference Value and the Closing Property, Plant and Equipment Reference Value than Seller's calculation thereof,
(ii) by Buyer if the reverse is true and (iii) otherwise equally by Seller and Buyer.

		(f)	Cooperation.  The parties hereto agree that they
will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing
Statement and the calculation of the Inventory Reference Value and the Property, Plant and Equipment Reference Value and in the conduct of the audits and reviews referred to in this Section
2.08, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

		(g)	Time of Payment.  Any payment pursuant to this
Section 2.08 shall be made at a mutually convenient time and place (i) within 30 days after Seller's delivery of the documents referred to in Section 2.08(c) if no notice of disagreement with respect to the Inventory Reference Value and the Property, Plant and Equipment Reference Value is delivered by Buyer or (ii) if a notice of disagreement with respect to the Inventory Reference
Value and the Property, Plant and Equipment Reference Value is so delivered then within 10 days after the earlier of (A) agreement between the parties pursuant to Section 2.08(e) with respect to the Inventory Reference Value and the Property, Plant and
Equipment Reference Value and (B) delivery of the calculation of the Inventory Reference Value and the Property, Plant and
Equipment Reference Value by the Accounting Referee pursuant to
Section 2.08(e).

		(h)	Method of Payment.  Any payments pursuant to this
Section 2.08 shall be made by delivery by Seller of a certified or official bank check payable in immediately available funds to Buyer or by causing such payments to be credited to such account of Buyer designated by Buyer. The amount of any payment to be made pursuant to this Section 2.08 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Morgan Guaranty Trust Company of New York as its Base Rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

	2.09	Organization of Buyer.  At least ten (10) business days
before the Closing, Buyer shall designate the identity of each of its Affiliates, including Quantum Europe, that is to acquire specific stock or assets or to assume liabilities on the Closing
Date. Seller shall cooperate with Buyer in assigning assets or liabilities in whatever manner Buyer may determine is most appropriate for the continuing conduct of the business. Buyer shall reimburse Seller for any out-of-pocket incremental cost incurred by Seller as a result of any designation of a purchaser other than Buyer or any United States subsidiaries of Buyer, provided that any retention of outside counsel or accountants by Seller shall be approved by Buyer in advance.


	ARTICLE III.

	REPRESENTATIONS AND WARRANTIES OF SELLER

	Seller hereby represents and warrants to Buyer that:

	3.01	Corporate Existence and Power.  Each of Seller, RMMI
and the Malaysian Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Each of Seller, RMMI and the Malaysian Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the articles of organization and by-laws (or equivalent organizational documents) of each of Seller, RMMI and the Malaysian Subsidiary as currently in effect.

	3.02	Corporate Authorization.  The execution, delivery and
performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements constitute, or upon execution and delivery will constitute, valid and binding agreements of Seller.

	3.03	Governmental Authorization.  The execution, delivery
and performance by Seller of this Agreement and each of the Ancillary Agreements does not require any action by or in respect of, or filing with, any governmental body, agency, official or authority other than any such action or filing the failure to obtain or complete which would not have, individually or in the aggregate, a Material Adverse Effect and other than (x) compliance with any applicable requirements of the HSR Act and
(y) compliance with any governmental requirements regarding the transfer of the stock of the Malaysian Subsidiary.

	3.04	Non-Contravention.  The execution, delivery and
performance by Seller of this Agreement and each of the Ancillary Agreements do not and will not (i) contravene or conflict with the articles of organization or by-laws of Seller and the Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a material violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, the Subsidiaries or the Business, (iii) assuming the receipt of all Consents, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation relating to the Business or to a loss of any material benefit relating to the Business to which Seller or the Subsidiaries is entitled under any provision of any material agreement, contract or other instrument binding upon Seller or the Subsidiaries or by which any of the purchased Assets is or may be bound or any Permit, or
(iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

	3.05	Consents.  Schedule 3.05 sets forth each agreement,
contract and other instrument binding upon Seller or any Subsidiary and each Permit requiring a consent as a result of the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Consent").

	3.06	Financial Statements; Reserves.

		(a)	The Statement of Net Assets and the unaudited
consolidated statement of operations for the Business for the fiscal year ended July 2, 1994, and the unaudited balance sheets and statements of operations for the Subsidiaries and the Batam, Indonesia operations of the Business (on a pro forma basis) as of such date and for such period, Indonesia attached hereto as
Schedule 3.06(a) (the "Financial Statements") of the Business report, on a basis consistent with the accounting policies and procedures described in the Accounting Convention, the financial position of the Business as of the date thereof and its results of operations for the period then ended.

		(b)	The projections for the four fiscal quarters in
fiscal year 1995 attached hereto as Schedule 3.06(b) were prepared in good faith in a manner consistent with Seller's past practices, and no member of Seller's senior management with responsibility for the Business believes that such projections are materially incorrect or overstated, it being understood that projections of this nature are not guarantees of future performance.

		(c)	Seller has established a reserve on the Statement
of Net Assets for liabilities arising under warranties for 3-inch drives in the amount of $16,000,000 (the "Warranty
Reserve"). The Warranty Reserve has been calculated consistent with past practice and in accordance with the Accounting
Convention, and Seller has no reason to believe that such Warranty Reserve is inaccurate or understates such liabilities as of the Statement of Net Assets Date.

	3.07	Absence of Certain Changes.  Except as disclosed in
Schedule 3.07, since the Statement of Net Assets Date, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been:

		(a)	any creation or other incurrence of any Lien
(other than Permitted Liens) on any Purchased Asset other than in the ordinary course of business consistent with past practices;

		(b)	any damage, destruction or other casualty loss
whether covered by insurance or not, affecting the Business or any Purchased Asset that, individually or in the aggregate, has had a Material Adverse Effect;

		(c)	any transaction, contract, agreement or other
instrument entered into, or commitment made, by Seller or any Subsidiary relating to the Business or any Purchased Asset
(including the acquisition or disposition of any assets) or any relinquishment by Seller or any Subsidiary of any material contract or other right, or the waiver of material rights thereunder, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

		(d)	any change in any method of accounting or
accounting practice by Seller or any Subsidiary with respect to the Business except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

		(e)	any (i) entering into of any employment, deferred
compensation, severance or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (ii) increase in benefits payable to any employee of the Business under any existing severance or termination pay policies or employment agreements, or (iii) increase in compensation, bonus or other benefits payable to any employee of the Business, other than in the ordinary course of business consistent with past practice;

		(f)	any labor dispute, other than routine individual
grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

		(g)	any material capital expenditure, or commitment
for a capital expenditure, for additions or improvements to property, plant and equipment of the Business, except pursuant to the Capital Expenditure Plan;

		(h)	any material sale, lease, license, pledge or other
transfer or disposition of any of the Purchased Assets, except for the sale of inventory items in the ordinary course of business consistent with past practice;

		(i)	any indebtedness for borrowed money incurred,
assumed or guaranteed by any Subsidiary;

		(j)	any declaration, setting aside, or payment of any
dividend or any other distribution in respect of any of the Subsidiary's capital stock or any redemption, purchase or other acquisition by Seller or any Subsidiary of any capital stock of any Subsidiary, or any security relating thereto;

		(k)	any loan or advance (other than advances in the
ordinary course of business for travel and entertainment in accordance with past practice) to any officer, director, or employee of the Business; or

		(l)	any other event or condition not in the ordinary
course of the Business.

	3.08	Properties.

		(a)	Schedule 3.08(a) describes all real property
owned, leased or subleased by Seller or an Subsidiary and used in the Business, other than the real property included in the Excluded Assets.

		(b)	Schedule 3.08(b) describes all material personal
property owned, leased or subleased by Seller or any Subsidiary that had an acquisition cost of $1,000 or more and that is included in the Purchased Assets, including but not limited to machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor.

		(c)	(i)	Seller or the Subsidiaries have good and
marketable title to, or in the case of leased property has valid leasehold interests in, all Purchased Assets and other assets
(whether real, personal, tangible or intangible) reflected on the Statement of Net Assets or acquired after the Statement of Net
Assets Date, except for properties and assets sold since the Statement of Net Assets Date in the ordinary course of business consistent with past practices. Assuming the receipt of all Consents, none of the Purchased Assets is subject to any restriction with respect to the transferability thereof and Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby.

			(ii)	All leases of real property or personal
property that are material to the Business are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default by Seller or a Subsidiary or any event that, with notice or lapse of time or both, would constitute such a material default.

		(d)	No Purchased Asset is subject to any Lien, except:

			(i)	Liens disclosed in the Statement of Net
Assets or specifically described on Schedule 3.08(d);

			(ii)	Liens for taxes not yet due or being
contested in good faith (and for which adequate accruals or reserves have been established on the Statement of Net Assets);

			(iii)	Liens described on the surveys or
excluded under the title insurance policies attached as Schedule
3.08(d) and Liens identified on Schedule 3.08(d); and

			(iv)	Liens that do not materially detract from the
value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased
Asset (clauses (i), (ii), (iii) and (iv) are, collectively,
"Permitted Liens").

		(e)	No violation of any law, regulation or ordinance
relating to the Business or any Purchased Asset currently exists, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse
Effect.

	3.09	Sufficiency of Purchased Assets.  Except as
specifically described in Schedule 3.09, the Purchased Assets, together with the rights to be granted to Buyer under the Ancillary Agreements, will enable Buyer to carry on the Business as it is currently conducted.

	3.10	Condition of Purchased Assets.  The tangible personal
property included in the Purchased Assets is in good operating condition and repair (ordinary wear and tear excepted), and has been maintained consistent with the standards generally followed in the industry and applicable legal standards. All buildings and other structures owned or used in the conduct of the Business are in good condition and repair (ordinary wear and tear excepted).



	3.11	Title to Purchased Assets.  Upon consummation of the
transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

	3.12	Litigation; No Undisclosed Liabilities.  Except as
disclosed on Schedule 3.12, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Seller, threatened against, affecting or arising from, the Business, any Subsidiary or any Purchased Asset before any court or arbitrator or any governmental body, agency or official that could reasonably be expected to have a Material Adverse Effect or that challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Except as and to the extent specifically disclosed in the Financial Statements, the Business does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

	3.13	Material Contracts.

		(a)	Except for the Contracts disclosed in Schedule
3.13 or any other schedule to this Agreement, in connection with the conduct of the Business, as of the date of this Agreement, neither Seller nor any Subsidiary is a party to or subject to:

			(i)	any real property lease, or any other lease
providing for an annual rental of $25,000 or more;

			(ii)	any open purchase orders or commitments to
purchase materials, supplies, goods, services, equipment or other assets (and the disclosure in Schedule 3.13 shall list each such order or commitment by supplier) (provided that Seller shall provide Buyer with a complete list of open purchase orders within ten days of the date hereof); or any contract, arrangement, understanding or supplier/customer relationship pursuant to which the Seller and each Subsidiary, taken in the aggregate, purchased materials, supplies, goods, services, equipment or other assets from any supplier (and the disclosure in Schedule 3.13 shall list each such supplier); or any pending nonrecurring engineering expense of the Seller related to the Business;

			(iii)	any sales, customer or other similar
agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

			(iv)	any partnership, joint venture or other
similar contract, arrangement or agreement;

			(v)	any contract relating to indebtedness for
borrowed money or the deferred purchase price of property
(whether incurred, assumed, guaranteed or secured by an asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $50,000;

			(vi)	any material license agreement, franchise
agreement or agreement in respect of similar rights granted to or held by Seller or any Subsidiary;

			(vii)	any agency, dealer, distribution, sales
representative or other similar agreement;

			(viii)	any agreement, contract or commitment
that meaningfully limits the freedom of Seller or any Subsidiary to compete in the Business or solicit customers or otherwise restricts Seller from carrying on the Business anywhere in the world or limits the freedom of Seller to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of the Buyer after the Closing Date;

			(ix)	any agreement requiring Seller to assign any
interest in any Intellectual Property or any other proprietary information;

			(x)	any agreement, contract or commitment which
is or relates to an agreement with or for the benefit of any Affiliate of Seller or any Subsidiary; or

			(xi)	any other Agreement, contract or commitment
not made in the ordinary course of business that is material to the Business taken as a whole.

		(b)	Each Contract disclosed in any Schedule to this
Agreement or required to be disclosed pursuant to Section 3.13(a) is in full force and effect, and none of Seller, any Subsidiary or, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default by Seller or a Subsidiary thereunder or give rise to an automatic termination, or the right of discretionary termination thereof by any other party thereto.

	3.14	Licenses and Permits.  Schedule 3.14 describes each
license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit, which permits, if expired or withdrawn, would likely have a Material Adverse Effect on the Business (the "Permits"). Except as set forth on Schedule 3.14, such Permits are valid and in full force and effect and, assuming the related Consents have been obtained prior to the Closing Date, are transferable by Seller, and none of the Permits will, assuming the related
Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Except as set forth on
Schedule 3.14, upon consummation of such transactions, Buyer will, assuming the related Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

	3.15	Insurance Coverage.  Seller has furnished to Buyer a
summary of all insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and the Subsidiaries and their employees. Except as disclosed in
Schedule 3.15, all coverage under such policies and bonds will terminate on the Closing Date.

	3.16	Compliance with Laws.  Except as disclosed in Schedules
3.14 and 3.20, neither Seller nor any Subsidiary is in violation of, has violated (to the best knowledge of the General Counsel and the Finance Manager - Storage Division of Seller) since
June 30, 1991, or has received written notice since June 30, 1991 of any violation or alleged violation of, and, to the knowledge of the General Counsel and the Finance Manager - Storage Division of the Seller, neither Seller nor any Subsidiary is subject to material liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of, any material law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets or the conduct of the Business.

	3.17	Intellectual Property Used or Useful in the Business.

		(a)	Schedule 3.17 sets forth a list of all
applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Seller to perfect or protect its interest in the Intellectual Property used or useful in the Business, including without limitation all patents, patent applications, trademarks and service marks, trademark and service mark applications, registered copyrights and copyright applications (indicating which of such Intellectual Property is Excluded Assets), specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; (iii) the jurisdictions in which such Intellectual Property has been issued or registered or in which an application for such issuance of registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which Seller or any Subsidiary, or any of their Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property, including the identity of all parties thereto. All Intellectual Property shown as registered in
Schedule 3.17 has been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Except as disclosed on Schedule 3.17, Seller has no knowledge of any Intellectual Property required in order to conduct the Business, as such is currently being conducted or proposed to be conducted, other than the Intellectual Property being acquired by or licensed to Buyer pursuant to this Agreement or the Ancillary Agreements. Except as disclosed in Schedule 3.17, to Seller's knowledge, Seller is not infringing and has not infringed any Intellectual Property of another in the operation of the Business, nor, to the best of Seller's knowledge, is any other person infringing the Intellectual Property of Seller. Except as disclosed on Schedule
3.17 Seller has not granted any license or made any assignment of any Intellectual Property listed on Schedule 3.17, nor does Seller pay any royalties or other consideration for the right to use any Intellectual Property of others. Except as described on Schedules 3.12 and 3.17, Seller has received no written notice of any inquiries, investigations or claims or litigation challenging or threatening to challenge Seller's right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller related to the Business.

		(b)	Except as disclosed on Schedules 3.12 and 3.17,
neither Seller nor any Subsidiary has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any intellectual property of a third party. No
Intellectual Property relating to the Business or any of the Purchased Assets is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or any Subsidiary with respect to the Business or restricting the licensing thereof by Seller or any Subsidiary to any Person. Except as disclosed on Schedule 3.17, neither Seller nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property relating to the Business or any of the Purchased Assets.

	3.18	Employees.  Schedule 3.18 sets forth a true and
complete list of (a) the number of employees of the Business, (b) the number of independent contractors and consultants providing services to the Business, (c) the titles, annual salaries and other compensation of all employees of the Business whose annual base salary exceeds $100,000, and (d) the average wage rates for non-salaried employees of the Business (by classification) and the number of employees of the Business in each classification. Seller has not entered into any employment agreement with any employee of the Business.

	3.19	Finders' Fees.  Except for Lehman Brothers, whose fees
will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any Subsidiary who might be entitled to any fee or commission from Buyer or any of is Affiliates upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

	3.20	Environmental Compliance.

		(a)	Environmental Definitions.  The following terms,
as used here, have the following meanings:

			"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

			"Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court, tribunal or other governmental entity, and any award in any arbitration proceeding.

			"Environmental Laws" means any and all federal, state, local and foreign statutes, transnational, trade area or trade zone treaties, laws (including common or case law), regulations, or governmental restrictions, as in effect and interpreted on the Closing Date, relating to human health
(including health and safety in the workplace) or the environment or to emissions, discharges or Releases or threatened Releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to Hazardous Substance Activities, or the clean-up or other remediation thereof.

			"Environmental Liabilities" means all liabilities relating to the Purchased Assets or Seller's, the Subsidiaries' or their Affiliates' use or ownership thereof that (i) arise under or relate to Environmental Laws or arise in connection with or relate to any matter disclosed or required to be disclosed in
Schedule 3.20 and (ii) arise from or relate to actions occurring or conditions existing before the Closing Date.

			"Governmental Permits" means all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from any governmental entity having jurisdiction over the relevant facility or activity.

			"Hazardous Substance" means any hazardous substances, wastes or materials as defined in any Environmental
Laws.

			"Hazardous Substance Activities" shall mean the use, processing, distribution, manufacture, handling, storage, transportation, disposal, Release or threatened Release of, or Remedial Action concerning any Hazardous Substance.

			"Release" has the meaning specified in 42 U.S.C.
sec 9601(22).

			"Remedial Action" shall mean any response action, reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remedial action, treatment, recycling, removal action, transport, monitoring, maintenance or any other activity incident to the Release or threatened Release, remediation or removal of a Hazardous Substance.

		(b)	Environmental Representations.  Except as
disclosed on Schedule 3.20:

			(i)	Seller, the Subsidiaries and their Affiliates
are now in compliance and have at all times since January 1, 1990 complied in each case in all material respects with all applicable Environmental Laws as they relate to the Business or the Purchased Assets or Seller's, the Subsidiaries' or their Affiliates' use or ownership thereof.

			(ii)	No written notice, notification, demand,
request for information, citation, summons or Court Order has been issued and received by Seller, no complaint has been filed and received by Seller, no penalty has been assessed and, to Seller's knowledge, no investigation is pending before any governmental or other entity (i) with respect to any alleged material violation by Seller or any Subsidiary or their Affiliates of any Environmental Law in connection with the conduct of the Business, (ii) with respect to any alleged material failure by Seller or any Subsidiary or their Affiliates to have any environmental permit, certificate, license, approval, registration or Governmental Permits required in connection with the conduct of the Business, (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance generated by the Business or generated at or located at, in, under or above the Purchased Assets, or (iv) with respect to any alleged liability to any person as the result of Hazardous Substance Activities of or relating to the Business or the Release or threatened Release of any Hazardous Substance generated by the Business at any location (provided that the foregoing representations, insofar as they relate to RMMI, relate only to the period since January 1,
1992).

			(iii)	No reportable Release has ever occurred
(a) in connection with the Business or the Purchased Assets or Seller's, the Subsidiaries' or their Affiliates' use or ownership thereof or (b) in connection with any Hazardous Substance
Activities conducted by Seller, the Subsidiaries or their Affiliates in the conduct of the Business at any location.

			(iv)	There are no environmental Liens on any of
the Purchased Assets, and, to Seller's knowledge, no governmental actions have been taken or are in process that could subject any of such Purchased Assets to such Liens.

			(v)	Seller, the Subsidiaries and their Affiliates
have obtained all material environmental, health and safety permits and Governmental Permits (a) necessary for the Business,
(b) necessary for any current operations of or on any of the Purchased Assets, (c) required as part of any Hazardous Substance
Activities, or (d) required by any Environmental Law; Seller, the Subsidiaries and their Affiliates are in material compliance and have complied with all material terms and conditions thereof; and all such permits are fully transferable to Buyer at the Closing without any material changes in the terms or conditions thereof or the payment (in the aggregate) of more than $5,000 to the relevant governmental entities.

			(vi)	There is not now, nor has there ever been, on
any of the Purchased Assets (a) any above ground or underground tank or underground piping, or (b) any surface impoundment, landfill or waste pile, in each case now or previously used to store or dispose of any Hazardous Substance or that contains or contained any Hazardous Substance in excess of any applicable action level or proscribed concentration level or in an amount that requires any Remedial Action under Environmental Laws.

			(vii)	To the best knowledge of Seller's
Worldwide Environmental Health and Safety Manager, there is no material amount of asbestos or a.c.m. that is located at, in, on or under, or is a part of, any of the facilities used in the Business, nor has Seller, the Subsidiaries or their Affiliates ever sold asbestos or a.c.m. as part of the Business.

			(viii)	None of the Seller, the Subsidiaries or
their Affiliates has, since January 1, 1990, filed, and none of them intends or is required by any Environmental Law to file, any notice or report under any Environmental Law reporting a violation of any Environmental Law related in any respect to the Business or the Purchased Assets.

			(ix)	To the knowledge of Seller, none of the
Hazardous Substance Activities conducted by Seller, the
Subsidiaries and their Affiliates in connection with the Business or the Purchased Assets have resulted in the exposure of any person to a Hazardous Substance in a manner that has caused or will cause a material adverse health effect.

			(x)	No event legally requiring evacuation to
protect against environmental risk of any portion of the facilities used in the Business has occurred within the five calendar years preceding the Closing Date.

			(xi)	Seller, the Subsidiaries and their Affiliates
have disclosed to Buyer all environmental or health and safety audits or reports relating to the Business or the Purchased
Assets that detail, describe or list the conditions thereof with respect to compliance with Environmental Laws or with respect to the potential or need to perform any Remedial Action in connection therewith.

	3.21	Capitalization of the Subsidiaries.

		(a)	Schedule 3.21 sets forth a true and complete
description of (i) the authorized capital stock of each Subsidiary, and (ii) the outstanding capital stock of each Subsidiary as of the date hereof and the record owners thereof.

		(b)	All of the outstanding shares of capital stock of
each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Schedule 3.21, all such shares are owned by Seller free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. There are no outstanding (i) securities of Seller or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from Seller or any Subsidiary, or obligations of Seller or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary
Securities"). Except as disclosed in Schedule 3.21, there are no outstanding obligations of Seller or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding
Subsidiary Securities.

	3.22	Disclosure.  No representation or warranty by Seller in
this Agreement, nor any certificate, instrument, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, contains or shall contain any untrue statement of material fact or, when taken together, omits or shall omit a material fact necessary to make the statements contained therein not misleading, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect. All statements and information contained in any certificate, instrument, schedule or exhibit delivered by or on behalf of Seller pursuant to this Agreement shall be deemed representations and warranties by Seller.


	ARTICLE IV.

	REPRESENTATIONS AND WARRANTIES OF BUYER

	Buyer hereby represents and warranties to Seller that:

	4.01	Organization and Existence.  Buyer is a corporation
duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

	4.02	Corporate Authorization.  The execution, delivery and
performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements constitute, or upon execution and delivery will constitute, valid and binding agreements of Buyer. The Note has been duly authorized and, upon execution and delivery, will constitute a valid and binding obligation of Buyer.

	4.03	Governmental Authorization.  The execution, delivery
and performance by Buyer of this Agreement, the Ancillary
Agreements and the Note require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

	4.04	Non-Contravention.  The execution, delivery and
performance by Buyer of this Agreement, each of the Ancillary Agreements and the Note do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

	4.05	Finders' Fees.  Except for Hambrecht & Quist
Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

	4.06	Financing.  Buyer has sufficient funds in bank
accounts, commitments for funds or currently available lines of credit to pay the cash portion of the Purchase Price.

	4.07	Litigation.  There is no action, suit, investigation or
proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.


	ARTICLE V.

	COVENANTS OF SELLER

	Seller agrees that:

	5.01	Conduct of the Business.  From the date hereof until
the Closing Date, Seller and each Subsidiary shall conduct the Business in the ordinary course consistent with past practice, use its best efforts to preserve intact the business organization and relationships with third parties of the Business, and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller and each Subsidiary will not:

		(a)	acquire a material amount of assets that would be
included in the Purchased Assets from any other Person, except in the ordinary course of business consistent with past practice;

		(b)	sell, lease, license, pledge or otherwise dispose
of any Purchased Assets, except for the sale of inventory items in the ordinary course of business consistent with past practice;

		(c)	enter into any contract, commitment or obligation
related to the Business, except contracts or commitments which are made in the ordinary course of business and consistent with past practice; in addition, it is understood and agreed that Seller will not, without Buyer's prior written consent, enter into any agreement or license relating to HDB motors, with respect to solid state devices, firmware, components or architecture, with respect to engineering services to be provided to Seller relating to the Business or with respect to indebtedness for borrowed money by any Subsidiary;

		(d)	do or omit to do any act which would result in a
material breach of any material contract, commitment or obligation;

		(e)	amend any articles of organization or by-laws or
other charter documents of any Subsidiary (other than for the purpose of deleting the Digital Tradename from the name of any such Subsidiary), make any changes in the authorized or issued capital stock of any Subsidiary, or take or commence the taking of any action with respect to dissolution, liquidation or winding up of Seller or any Subsidiary;

		(f)	declare, set aside or pay any dividend on or make
any other distribution in respect of any capital stock of any Subsidiary or issue, transfer, deliver, pledge, encumber or sell or authorize the issuance, delivery, pledge, encumbrance or sale of any shares of capital stock, or securities convertible into, or rights, warrants or options to acquire any such capital stock of any Subsidiary;

		(g)	grant any license or make any assignment of any
Intellectual Property used or useful in the Business;
***
		(h)	directly or indirectly solicit or encourage any
employee of Seller or Seller's subsidiaries whose job relates primarily to the Business (other than the individuals described in a letter previously delivered to Buyer) to leave such employment or to not become a Hired Employee, or to offer to employ any such person after the Closing; or

		(i)	agree or commit to do any of the foregoing.

	5.02	Consents.  Seller shall use its best efforts prior to
Closing to obtain all Consents and to effect the notification of, or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the transactions contemplated by this Agreement and to enable Buyer to conduct and operate the Business as presently conducted and as contemplated to be conducted. All Consents shall be in writing and executed counterparts shall be delivered to Buyer promptly after Seller's receipt thereof.

	5.03	No Negotiation.  From the date of this Agreement until
the Closing Date, Seller shall not directly or indirectly
(through any employee, officer, director, agent or representative or otherwise) solicit, encourage or furnish any information to any prospective buyer, commence or conduct negotiations with any other party or enter into any agreement with any other party concerning the sale of the Business or the Purchased Assets or any part thereof other than in the ordinary course of business of the Business consistent with past practice (an "Acquisition Proposal"), or take any other action to facilitate inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal. Seller shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than Buyer conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

	5.04	Access to Information; Financial Statements.  From the
date hereof until the Closing Date, subject to the terms and conditions of the Non-Disclosure Agreement dated as of May 11, 1994 (as supplemented on June 6, 1994) and the terms and conditions hereof, Seller and the Subsidiaries (a) will give
Buyer, its counsel, financial advisors, auditors and other authorized representatives access on reasonable notice and at reasonable times to the offices, properties, books and records of Seller and the Subsidiaries relating to the Business, (b) will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, and (c) will instruct the employees, counsel and financial advisors of Seller and the Subsidiaries to cooperate with Buyer in its investigation of the Business, provided, that any investigation pursuant to this Section shall be conducted in such a manner as not to unreasonably interfere with the conduct of the business of Seller and the Subsidiaries and, provided further, that a representative of Seller may accompany Buyer's representatives and agents during their investigation of the Business. Notwithstanding the foregoing, Buyer shall not be given access to personnel records of Seller or the Subsidiaries relating to individual performance or evaluation records or medical histories to the extent that such access would be in violation of applicable law or violate obligations of confidentiality. In addition, Seller and the Subsidiaries shall prepare and deliver to Buyer, prior to the Closing Date (i) audited balance sheets of the Business as of the end of the fiscal years ending on or about the end of June 1993 and 1994, (ii) audited statements of operations and changes in financial position of the Business for the fiscal years ended on or about the end of June 1992, 1993 and 1994, (iii) an unaudited balance sheet of the Business as of the end of the last full fiscal quarter ending more than 30 days prior to the Closing
Date, and (iv) unaudited statements of operations for each of the fiscal quarters ending at more than 30 days prior to the Closing
Date, beginning with the fiscal quarter ending on or about the end of June 1993, in each case prepared in accordance with generally accepted accounting principles. In addition, Seller shall provide Buyer with unaudited statements of operations for the preceding quarter, and balance sheets and changes in financial position as of the Closing Date, for each of RMMI, the operations of the Business conducted in Batam, Indonesia, and the Malaysian Subsidiary, each prepared in accordance with the Accounting Convention, together with an analysis thereof, in each case as soon as practicable after the Closing Date. Seller shall give Buyer and Buyer's accountants access to the books and records of Seller necessary to allow Buyer to prepare any other financial reports relating to the Business which may from time to time be required by governmental or Nasdaq National Market rules.
Any inspection of the facilities of Seller or environmental investigations of such facilities by Buyer shall be conducted in accordance with and subject to the execution of a Right of Entry Agreement substantially in the form of Exhibit K hereto.

	5.05	Notices of Certain Events.  Seller shall promptly
notify Buyer of:

		(i)	any notice or other communication from any Person
alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

		(ii)	any notice or other communication from any
governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

		(iii)	any actions, suits, claims, investigations or
proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Seller, the Subsidiaries or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the transactions contemplated by this Agreement.

	5.06	Noncompetition.  Except as provided in the Seller-Buyer
Supply Agreement and as contemplated in the other Ancillary
Agreements, Seller shall not directly or indirectly enter into or engage in any businesses directly competitive with the Business for a period of five years from the Closing Date without the prior written consent of Buyer, nor shall Seller solicit for employment any employee of the Business during the two-year period immediately following the Closing; provided that the conduct of business by RMMI, so long as Seller continues to own the RMMI Shares and continues to control RMMI, shall not be deemed a violation of this Section 5.06.

	5.07	Confidentiality.  Seller will hold, and will use its
best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information concerning Buyer or the Business provided to it pursuant to Section 6.01. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or
(iii) keep or make copies of, any documents, tapes, disks or programs containing Confidential Information concerning Buyer or the Business. For purposes hereof, "Confidential Information" shall mean all trade rights in which Buyer has an interest, all customer lists and customer information and all other information concerning the processes, apparatus, equipment, packaging, products, marketing and distribution methods, forecasts and plans of Buyer or relating solely to the Business except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or (ii) later lawfully acquired by Seller from sources other than Buyer.



	5.08	Capital Expenditures.  Seller shall use commercially
reasonable best efforts to adhere to the capital expenditure plan set forth on Schedule 5.08 hereto (the "Capital Expenditure
Plan"), with such changes as shall have been consented to from time to time in advance by Buyer (which consent shall not be unreasonably withheld), and shall have expended at least
$29,000,000 ($23,110,000 if the RMMI Shares are not purchased at the Closing) of pursuant to such plan during the quarter ended October 1, 1994. Should Buyer, in its sole discretion, elect to fund additional capital expenditures related to the Business prior to the Closing Date, Seller will cooperate with Buyer in incorporating the capital equipment or other assets purchased by Buyer into the Business prior to the Closing.

	5.09	Qualification of Products Under Supply Agreement.
Promptly after the date hereof, Seller shall cooperate with Buyer to qualify Buyer's products for sale under the Seller-Buyer
Supply Agreement.

	5.10	Payment of Warranty Costs.  Buyer agrees to perform or
have performed the warranty obligations of Seller relating to 3-inch drives shipped prior to the Closing. Seller shall reimburse
Buyer for 50% of all liabilities and obligations arising under any warranty granted by Seller to customers in connection with the sale of 3-inch drives shipped prior to the Closing Date.
Each month, Buyer shall report to Seller the amount of reimbursement due pursuant to this Section 5.10, as determined using Buyer's fully burdened average cost of repair for each particular product, and Seller shall promptly pay to Buyer such amount.

	5.11	Incorporation of Indonesian Subsidiary.  Seller shall
use its best efforts to complete the process of incorporating an Indonesian corporation called PT Digital Equipment Storage
(Indonesia) (the "Indonesian Subsidiary") as promptly as possible, and shall transfer all of the equity of the Indonesian
Subsidiary to Buyer or Buyer's designee immediately upon such incorporation.

	5.12	Covenant Not to Sue.  Seller shall not bring any claim,
action or proceeding against Buyer for use of any trade secret, know-how or processes of Seller that have been used in the Business but that have not been transferred to Buyer pursuant hereto so long as such use relates solely to Buyer's conduct of the Business after Closing.

	5.13	RMMI Right of First Refusal.  Buyer and Seller agree to
endeavor to obtain from StorageTek a waiver of StorageTek's right of first refusal under Section 2.2 of the Stockholders' Agreement with respect to the transfer of the RMMI Shares pursuant to the RMMI Stock Purchase Agreement. Seller agrees that, on or prior to the second business day following the written request of Buyer, Seller shall give to StorageTek a Transfer Notice (for purposes of this Section 5.13, as defined in the RMMI
Stockholders' Agreement) with respect to the proposed transfer of the RMMI Shares pursuant to the RMMI Stock Purchase Agreement if such Notice shall not previously have been given. Seller shall notify Buyer in writing on or prior to the day following receipt by Seller of a Purchase Notice (for purposes of this Section
5.13, as defined in the RMMI Stockholders' Agreement).

	If the Closing shall have occurred without the purchase of the RMMI Shares, then for the purposes of such Closing and thereafter, the representations and warranties contained in this Agreement (other than in Section 3.17) and the covenants contained in Sections 5.01 to 5.05, 5.07, 5.08 and 5.16 and
Articles VII through IX and the references therein to the Business shall be read to omit reference to RMMI.



	5.14	RMMI Head Supply Agreement.  Buyer agrees, and Seller
agrees to cause RMMI, to negotiate in good faith the definitive form of the RMMI Head Supply Agreement and to execute such agreement promptly following execution of this Agreement.

	5.15	Sublicense of RMMI License Rights.  Seller hereby
grants to Buyer a non-exclusive, irrevocable, worldwide, royalty-free, paid-up sublicense of Seller's rights under the Technology Cross License Agreement by and between Seller and RMMI dated August 19, 1992 (the "Cross License Agreement") to the maximum extent permitted by such agreement, which sublicense shall become effective upon the Closing under this Agreement. Seller shall maintain the Cross License Agreement and its license rights thereunder in full force and effect. Buyer agrees to treat the Confidential Information (as defined in the Cross License Agreement) in accordance with the terms of Section 4 of the Cross License Agreement. This sublicense shall not be sold, assigned or sublicensed except in connection with (i) the sale of the business unit or larger business enterprise in which the technology is employed or (ii) the design, manufacture or assembly of components included in products sold by Buyer or its business units.

	5.16	Software to be Made Available.  Seller shall use
commercially reasonable best efforts to secure for the benefit of Buyer licenses or such other arrangements as are necessary to enable Buyer to use, on and after the Closing Date, the software products known as "Workstream" and "Maxcim." Seller's obligations under this Section 5.15 shall be subject to Buyer's agreement to pay the reasonable costs, if any, of obtaining rights to continue the use of such software.

	ARTICLE VI.

	COVENANTS OF BUYER

	Buyer agrees that:

	6.01	Access.  On and after the Closing Date, subject to the
terms and conditions of this Agreement, upon reasonable notice
Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or with respect to any period ending on or before the Closing Date; provided, that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer and, provided further, that a representative of Buyer may accompany Seller's representatives agents during such investigation.
Notwithstanding the foregoing, Seller shall not have access to personnel records of Buyer relating to individual performance or evaluation records or medical histories to the extent that such access would violate applicable Laws or violate obligations of confidentiality. Any inspection of the facilities of the Business or environmental investigations of such facilities by Seller on or after the Closing Date shall be conducted in accordance with and subject to the execution of a Right of Entry Agreement substantially in the form of Exhibit K hereto.

	6.02	Trademarks; Tradenames.

		(a)	Except as provided in this Section 6.02, after the
Closing, Buyer and its affiliates shall not use any of the names listed on Schedule 6.02. Such names shall be referred to, collectively or individually, as the context requires, as the "Digital Tradename."

		(b)	After the Closing, Buyer shall have the right to
sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, brochures, technical data sheets and any similar materials bearing any Digital
Tradename until the earlier of (i) 15 months after the Closing
Date and (ii) the date existing stocks of such materials are exhausted. Buyer shall comply with all applicable laws or regulations in any use of packaging or labeling containing the Digital Tradename.

		(c)	Buyer shall not be obligated to change the Digital
Tradename on goods in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth in subsection (b) above. With respect to goods in the possession of Buyer 15 months after the Closing Date, the obliteration of the Digital Tradename shall be deemed compliance with Buyer's covenants not to use the Digital Tradename pursuant to this Section 6.02.

		(d)	Buyer agrees to cease using the Digital Tradename
on buildings, cars, trucks and other fixed assets as soon as possible within a period not to exceed three months after the Closing Date.

		(e)	Buyer shall have the right to use the Digital
Tradename to the extent necessary as a result of the use of the Digital Tradename in the names of the Subsidiaries; provided, however, that Buyer shall change the names of the Subsidiaries as soon as practicable following the Closing to names that do not include the Digital Tradename and shall thereafter cease using the Digital Tradename in connection with the names of the Subsidiaries.

	6.03	Covenant Not to Sue.  Buyer shall not bring any claim,
action or proceeding against Seller for a period of five years from the Closing Date for use of any trade secret, know-how or processes transferred to Buyer pursuant hereto so long as such use does not violate Section 5.06.

	6.04	Cooperation Under StorageTek Technology License Option
Agreement. In the event StorageTek exercises its right of first refusal to purchase the Shares, and the Closing under this Agreement occurs (in which case Seller will no longer own its disk drive business), Buyer will cooperate as necessary to enable Seller to fulfill its obligations under the Technology License
Option Agreement between Seller and StorageTek dated August 19,
1992, including the provision of the technical assistance referred to in such agreement in consideration of the associated cash payments.


	ARTICLE VII.

	COVENANTS OF BOTH PARTIES

	The parties hereto agree that:

	7.01	Best Efforts; Further Assurances.  Subject to the terms
and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements and to vest in Buyer good and marketable title to the Purchased
Assets.

	7.02	Certain Filings.  Seller and Buyer shall cooperate with
one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary
Agreements and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, and in seeking timely to obtain any such actions, consents, approvals or waivers.

	7.03	Public Announcements.  The parties agree not to issue
any press release or making any public statement with respect to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement, in each case without the other party's prior consent.


	ARTICLE VIII.

	TAX MATTERS

	8.01	Tax Definitions.  The following terms, as used herein,
have the following meanings:

	"Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, RMMI.

	"Code" means the Internal Revenue Code of 1986, as amended.

	"Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

	"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing
Date.

	"Seller Group" means the affiliated group of corporations
(as defined in Section 1504(a) of the Code) of which Seller is a member and any foreign corporation which would have been in such affiliated group but for the fact that it is a foreign corporation.

	"Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, License, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority and (ii) any liability of any of the Subsidiaries for the payment of any amounts of the type described in (i).

	"Taxing Authority" means any governmental authority
(domestic or foreign) responsible for the imposition of any Tax.

	"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute of RMMI that could reduce
Taxes (including, without limitation, deductions and credits related to alternative or add-on minimum Taxes).

	"Tax Indemnification Period" means (i) with respect to any Tax described in clause (i) of the definition of "Tax," any Pre-closing Tax Period of the Subsidiaries, and (ii) with respect to any Tax described in clause (ii) of the definition "Tax," any Pre-Closing Tax Period of the Subsidiaries and the taxable year of any member of a group described in such clause (ii) that includes (but does not end on) the Closing Date.

	8.02	Tax Representations With Respect to Purchased Assets.
Seller hereby represents and warrants to Buyer that:

		(a)	Seller has timely paid all Taxes, and all interest
and penalties due thereon and payable by it for the Pre-Closing
Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer or any Subsidiary becoming liable or responsible therefor.

		(b)	Seller has established adequate reserves for the
payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased
Asset, would otherwise adversely affect the Business or would result in Buyer or any Subsidiary becoming liable therefor.

	8.03	Tax Representations With Respect to Subsidiaries.

		(a)	Seller hereby represents and warrants that, except
as set forth in Schedule 8.03, (i) all Tax returns, statements, reports, elections and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax
Period by or on behalf of the Subsidiaries (collectively, the "Returns"), have been or will be filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Subsidiaries and any other information required to be shown therein and do not omit any material information that should have been included therein; (iii) the Subsidiaries, or Seller on their behalf, have timely paid, or withheld and remitted to the appropriate Taxing Authority, all Taxes shown as due and payable on the Returns that have been filed; (iv) the Subsidiaries are not delinquent in the payment of any Tax and have not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;
(v) none of the Subsidiaries and any member of any affiliated or combined group of which the Subsidiaries are or have been a member has granted any extension or waiver of the limitation period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (vi) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Subsidiaries in respect of any Tax or Tax Asset; (vii) none of the property owned or used by the Subsidiaries is subject to a lease, other than a "true" lease for tax purposes; (viii) none of the property owned by the Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ix) no Subsidiary has (A) been a member of an affiliated group other than one of which Seller was the common parent, or (B) filed or been included in a combined, consolidated or unitary Return other than one filed by Seller; and (x) no Subsidiary will be as of the Closing Date under any contractual obligation to pay the Tax obligations of any other Person, or to pay the Tax obligations with respect to transactions relating to any other Person, or to indemnify any other person with respect to any Tax as of the Closing Date.

		(b)	Schedule 8.03 contains a list of states,
territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by any Subsidiary.

	8.04	Elections.

		(a)	If requested by Buyer, Seller agrees to make a
timely, effective and irrevocable election under Section
338(h)(10) of the Code (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations.
In addition, Seller and Buyer agree to cooperate to make timely and effective filings and elections under any comparable statutes in any other jurisdiction with respect to the Subsidiaries. The
Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Buyer shall allocate the modified aggregate deemed sales price (or MADSP, as such term is defined in Treasury Regulations Section 1.338(h)(10)-IT(f)) among the assets of RMMI in accordance with the Treasury regulations promulgated under Section 338(h)(10). Such allocation shall be the "Price Allocation." Seller and Buyer agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return.

		(b)	Without the prior written consent of Buyer,
neither Seller nor any Subsidiary nor any Affiliate of Seller shall, to the extent it may affect or relate to any Subsidiary, make any election, change any election, change an annual tax accounting period, adopt or change any tax accounting method, or file any amended Return if any such action would have the effect of increasing the Tax liability of any Subsidiary, Buyer or any Affiliate of Buyer.

		(c)	The Seller Group shall include RMMI through the
close of business on the Closing Date in its consolidated Federal
Tax return and in those state and local tax returns that are filed on a consolidated, combined or unitary basis.

	8.05	Tax Cooperation; Allocation of Taxes.

		(a)	Buyer, Seller and the Subsidiaries agree to
furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Business and the Subsidiaries as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.
Seller, Buyer and each Subsidiary shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or any Subsidiary and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph.

		(b)	The Subsidiaries and Seller agree (i) to retain
all books and records with respect to Tax matters pertinent to the Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Subsidiaries or Seller, as the case may be, shall allow the other party to take possession of such books and records.

		(c)	All real property taxes, personal property taxes
and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned
Obligations") shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Period.
Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.05(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within the later of (i)
10 days after delivery of such statement or (ii) 10 days prior to the date such Tax is payable to the applicable Taxing Authority.
Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased
Assets, part or all of which are attributable to the Post-Closing
Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.05(c), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

		(d)	Subject to Section 2.09, any transfer,
documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be shared equally by Buyer and Seller; provided that Seller shall be liable for all such Taxes and fees in excess of an aggregate of $750,000.

	8.06	Tax Indemnification With Respect to the Subsidiaries.

		(a)	Seller hereby indemnifies each Buyer Indemnitee
against and agrees to hold each Buyer Indemnitee harmless from any (v), damages from the breach of any representation, warranty or covenant contained in Article VIII of this Agreement, (w)
Taxes of RMMI related to the Tax Indemnification Period, (x)
Taxes of a Subsidiary resulting from a breach of the provisions of Section 8.04(b), (y) Taxes, including any state or local
Taxes, arising directly from the Section 338(h)(10) Election, other than any incremental sales tax imposed in any state or subdivision solely by reason of the Section 338(h)(10) Election, and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (v), (w), (x) or
(y), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee (the sum of (v), (w), (x), (y), and (z) being referred to herein as a "Tax Loss").

		(b)	Seller hereby indemnifies each Buyer Indemnitee
against and agrees to hold each Buyer Indemnitee harmless from any Taxes assessed on Malaysian Subsidiary with respect to the Tax Indemnification Period if such assessment results from actions within the control of Seller. Any Tax assessed during the Tax Indemnification Period that results from the Buyer's failure to meet the conditions of the Pioneer Status Incentive granted on March 31, 1994, under the Malaysian Incentives Act of
1986 will be the responsibility of Buyer.

		(c)	For purposes of this Section 8.06, in the case of
any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such taxable period ending on the Closing Date shall (x) in the case of Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, less (z) amounts reflected as tax liabilities on the Closing
Statement. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Subsidiaries.

		(d)	Upon payment by any Buyer Indemnitee of any Tax
Loss, Seller shall discharge its obligation to indemnify the Buyer Indemnitee against such Tax Loss by paying to Buyer an amount equal to the amount of such Tax Loss.

		(e)	Any payment pursuant to this Section 8.06 shall be
made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Tax Loss has been paid by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested. Any payment required under this Section 8.06 and not made when due shall bear interest at a rate per annum equal to the rate of interest announced by Morgan Guaranty Trust
Company of New York from time to time as its Base Rate in New
York City in effect from time to time to the date of payment.

		(f)	Buyer agrees to give prompt notice to Seller of
the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any Tax Loss that Buyer deems to be within the ambit of this Section 8.06 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense, (i) participate in and,
(ii) except as provided in Section 8.06(g), upon notice to Buyer, assume and control the defense of any such suit, action or proceeding (including any Tax audit), provided that (i) Seller's counsel is reasonably satisfactory to Buyer, (ii) Seller shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) Seller shall not, without Buyer's consent, agree to any settlement with respect to any Tax if such settlement would adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, any Subsidiary. If Seller assumes such defense, Buyer shall have the right (but not the duty) to consult with respect to the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Seller shall be liable for the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

		(g)	Buyer shall assume and control the defense of any
claim that relates to Taxes described in Section 8.06(c). Seller shall have the right (but not the duty) to consult with respect to the defense of any such claim and to employ counsel, at its own expense, separate from the counsel employed by Buyer. Whether or not Seller chooses to consult in the defense of any such claim, all of the parties hereto shall cooperate in the defense thereof.

		(h)	Seller shall not be liable under this Section 8.06
with respect to any Tax resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under Section 8.06(f). No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

	8.07	Refunds and Credits; Carrybacks.

		(a)	The parties shall be entitled to any refunds or
credits of Taxes as follows:

			(i)	Buyer shall be entitled to all refunds and
credits of Taxes of (or attributable to) the Subsidiaries to the extent such refunds or credits are attributable to a Post-Closing
Tax Period or to a loss carryforward remaining immediately after the Closing Date; and

			(ii)	Seller shall be entitled to all refunds and
credits of Taxes of (or attributable to) the Subsidiaries to the extent such refunds or credits are attributable to a Pre-Closing
Tax Period but not including the loss carryforwards of the Subsidiaries remaining immediately after the Closing Date.

		(b)	Seller shall forward to Buyer or reimburse Buyer
for any refunds or credits due to Buyer under this Section 8.07 within thirty (30) days of the actual receipt thereof by Seller or any Affiliate, and Buyer shall forward to Seller or reimburse
Seller for any such refunds or credits due to Seller under this
Section 8.07 within thirty (30) days of the actual receipt thereof by a Buyer or a Subsidiary.

		(c)	Notwithstanding any other provision of this
Section 8.07, to the extent permitted by applicable law, Buyer and the Subsidiaries shall be entitled to the full amount of any Tax refund or credit to the extent such refund or credit is attributable to the carryback of any tax benefit, loss, deduction, credit or attribute of the Subsidiaries from a Post-Closing Tax Period to a Pre-Closing Tax Period or from the Subsidiaries' loss carryforwards remaining immediately after the Closing Date. In the event that applicable law requires a result different than that prescribed in the preceding sentence and, pursuant to applicable law, a tax benefit, loss, deduction, credit or other attribute of Subsidiaries which belongs to Buyer under this Section 8.07 shall have been utilized by Seller or any Affiliate, then Seller shall pay to Buyer the amount of any such Tax benefit, refund or credit to Seller or any Affiliate. Any amount payable pursuant to the preceding sentence shall be paid within thirty (30) days of the actual or constructive receipt thereof by Seller or any Affiliate.


	ARTICLE IX.

	EMPLOYEE BENEFITS

	9.01	Continued Employment.

		(a)	In accordance with the provisions of this Article
IX, Buyer shall offer to employ all Transferred Employees who are employees of the Seller or Affiliates of the Seller other than the Subsidiaries on the Closing Date, and the Subsidiaries shall continue the employment of the Transferred Employees who are employees of the Subsidiaries as of the Closing Date.
"Transferred Employee" means all of the following individuals who, on the Closing Date, are actively employed by Seller, any Affiliate of Seller or the Subsidiaries as regular (not temporary) employees: (i) any person whose job on or before July 2, 1994 related primarily to the Business (or who became primarily employed in the Business after such date to fill a vacancy or to meet the planned needs of the Business in the ordinary course) and who is located in the United States, Batam, Indonesia or Penang, Malaysia, or is part of the Batam operations management group in Singapore (provided, that in the event that the RMMI Shares are Excluded Assets, then no employee of RMMI shall be a Transferred Employee), (ii) the members of the engineering group in Ottowa, Canada, employed primarily in the Business, consisting of approximately six people, (iii) the worldwide sales force employed primarily in the Business, consisting of approximately 38 people, and (iv) any person listed on Exhibit L on the Closing Date (which exhibit shall be amended from time to time after the date hereof based upon discussions between, and with the agreement of, Buyer and Seller). "Seller
Transferred Employee" means a Transferred Employee employed by the Seller on the Closing Date, and "Subsidiary Employee" means a Transferred Employee employed by a Subsidiary on the Closing
Date. For the purposes of this Section 9.01, any person who is on a disability leave that has lasted not more than 26 weeks, authorized leave of absence or military service as of the Closing
Date shall be considered an active employee (such inactive employees who are Seller Transferred Employees shall be offered employment by Buyer as of the date they return to active employment) but not any other inactive or former employee including any person whose disability leave has lasted more than 26 weeks or who is on unauthorized leave of absence or who has terminated his or her employment or retired under the Seller
Pension Plan (as defined in Section 9.02(a)) on or before the Closing Date.

		(b)	Seller shall provide Buyer with a list of all
Transferred Employees with addresses as soon as possible after the date of execution of this Agreement. On a date that is not fewer than ten days prior to the Closing Date, Buyer shall offer employment in writing as of 12:01 a.m. of the day following the Closing Date to all Seller Transferred Employees. Buyer shall not assume responsibility for any Seller Transferred Employee until such employee signs and returns to Buyer a written form of acceptance of the offered terms of employment on or before the Closing Date. Buyer shall hire all Seller Transferred Employees to whom it has made such an offer in accordance with this paragraph and who accept such offer in the manner and within the timeframe specified by Buyer (such Seller Transferred Employees hired by Buyer being hereinafter referred to as the "Hired Employees"). If Buyer hires a Seller Transferred Employee after the Closing Date, except as provided in paragraph (c), below, or any other employee previously employed by Seller or any Subsidiary, such person shall not constitute a Hired Employee.
The terms and conditions of Buyer's offer to hire Seller
Transferred Employees shall be made in writing and shall include pertinent conditions as determined in the sole discretion of Buyer, subject to the following:

			(i)	For six months following the Closing Date,
Buyer shall pay each such Hired Employee at the applicable salary rate which is not less than the rate paid by Seller to him or her immediately preceding the Closing Date provided that the Hired
Employee continues to perform duties determined by Buyer to be comparable to those performed by the Hired Employee while employed by Seller immediately prior to the Closing Date;

			(ii)	Buyer shall employ such Hired Employees at
will; provided that Buyer agrees not to terminate any Hired
Employee other than for Cause during the one year period following the Closing Date unless it provides such terminated employee a severance benefit equal to that specified in Schedule
9.01(b) hereto or, at Buyer's discretion, a severance benefit equal to that offered by Seller as of the Closing Date to comparably situated employees. "Cause" means fraud, theft, the commission of any crime or similar act, the violation of any employment practice or policy of Buyer, or poor employment performance.

			(iii)	Hired Employees shall be initially
assigned to positions as determined by Buyer with responsibilities and duties approximately comparable to those such Hired Employees had at Seller immediately prior to the Closing Date, except as otherwise specifically agreed to by such Hired Employee;

			(iv)	no Hired Employee shall, as a condition of
initial employment by Buyer, be required to take a drug test or a physical examination; and

			(v)	Hired Employees shall be eligible to
participate in the employee benefit plans offered to comparably situated employees of Buyer beginning on the date of commencement of employment with Buyer in accordance with the terms and conditions of such plans, except as provided for herein, including without limitation participation in Buyer's plans in the manner described in this Article IX (all such employee benefits being the same benefits as Buyer provides to its other comparable United States employees.

		(c)	Buyer shall have no duty to hire any Seller
Transferred Employee who has not met, as of the date such Seller Transferred Employee's employment was to begin pursuant to this
Section 9.01, the conditions set forth in Buyer's written offer of employment made to the individual or who has not signed and returned to Buyer a written form of acceptance of the offered terms and conditions of employment on or before the Closing Date. Such conditions may include the requirement that the Seller Transferred Employee not fail to report to work on the first work day for such employee following the Closing Date except due to a leave of absence approved by Seller prior to the Closing Date and mandatory under the policies and procedures of Seller or applicable law. A Seller Transferred Employee who accepts
Buyer's offer of employment, but fails to report to work on such first work day due to such a leave of absence as set forth in the preceding sentence shall be treated as a Hired Employee for purposes of this Agreement as of 12:01 a.m. of the day after the date the leave expires (the day the leave expires, the "Leave Expiration Date"), provided that: (i) the termination of the leave is not caused by the misconduct of or a failure to act by such Seller Transferred Employee; (ii) as of the Leave Expiration Date such Seller Transferred Employee has met all other applicable conditions precedent to employment, (iii) such Seller Transferred Employee has, in the case of leave due to disability, been medically cleared to return to full-time active employment with Seller without restrictions or with restrictions which are required to be accommodated by applicable law, and (iv) the Leave Expiration Date is no later than 12 weeks after such leave commenced for all leaves other than disability and 26 weeks after the commencement of such leave due to disability.
Notwithstanding the foregoing, a Seller Transferred Employee who has accepted Buyer's offer of employment and met all conditions set forth in Buyer's written offer of employment shall not be deemed to have failed to report to work on the first work day for such employee if the Seller Transferred Employee is absent due to vacation approved by Seller in advance of the Closing Date or a medical condition which results in the Seller Transferred
Employee being absent from work for five or fewer consecutive work days on or after the Closing Date.

		(d)	During the period prior to the Closing Date or the
Leave Expiration Date, if applicable, all Seller Transferred
Employees, including Seller Transferred Employees accepting conditional offers of employment extended by Buyer, will be under the exclusive supervision of Seller and subject to Seller's policies and procedures. Thereafter, all Hired Employees will be under the exclusive supervision of Buyer and subject to Buyer's policies and procedures, and Seller Transferred Employees who do not become Hired Employees will remain under the exclusive supervision of Seller and subject to Seller's policies and procedures.

		(e)	Buyer agrees to provide reasonable accommodations
as required by applicable law for Seller Transferred Employees accepting Buyer's conditional offer of employment.

	9.02	Defined Benefit Pension Plan.

		(a)	Each Hired Employee will cease accruing benefits
in the Seller Pension Plan (the "Seller Pension Plan") as of the
Closing Date, or such Hired Employee's Leave Expiration Date, if later, (such applicable date hereinafter referred to as the "Plan
Eligibility Date"), and Seller shall take all necessary action to ensure that each Hired Employee is fully vested in his or her accrued benefit as of the Plan Eligibility Date under the Seller
Pension Plan.

		(b)	Buyer has no defined benefit pension plan.

		(c)	No transfer of liabilities or assets shall be made
from the Seller Pension Plan to the Buyer or any plan maintained by Buyer with respect to the accrued benefit of any Hired
Employee under the Seller Pension Plan. Seller shall remain solely liable for the accrued benefit of any Hired Employee under the Seller Pension Plan.

		(d)	Buyer agrees to provide Seller by July 31, 1995
with the names of all Hired Employees whose employment with Buyer terminated between the Closing Date and June 30, 1995.

	9.03	Defined Contribution Pension Plan.

		(a)	As of the Plan Eligibility Date each Hired
Employee will cease contributing to the Section 401(k) Seller Savings and Investment Plan (the "SAVE Plan") and Seller shall take all necessary action to ensure that each Hired Employee is fully vested in his or her account balance under the SAVE Plan.

		(b)	Each Hired Employee, except for Hired Employees
who are not within a class of Buyer's employees that are eligible to participate in the Buyer 401(k) Plan, shall be eligible to participate in the Quantum Employee Savings and Investment Plan
(the "Buyer 401(k) Plan") as of the Plan Eligibility Date.

		(c)	The Buyer 401(k) Plan shall recognize as service
credit for purposes of eligibility for participation and vesting the service of a Hired Employee that has been credited for purposes of participation and vesting under the SAVE Plan as of the Plan Eligibility Date.

		(d)	Transfer of Assets.

			(i)	As soon as practicable after the Closing
Date, Seller will amend its SAVE Plan to spin off and transfer an amount equal to the account balances of the Hired Employees in the SAVE Plan valued as of the most recent valuation date preceding the date the transfer is made to the Buyer 401(k) Plan.
Until such valuation date occurs, the account of each Hired
Employee will continue to accrue, at the rate of return of the investment option(s) selected by such Hired Employee in accordance with the terms of the SAVE Plan. Anything in this
Section 9.03(d) to the contrary notwithstanding, if Buyer provides notice to Seller that it has not in good faith been able to arrange for the "Transfer" (as defined below in paragraph
(d)(ii)) to the Buyer 401(k) Plan or elects to defer the Transfer until receipt by Seller of a favorable determination letter from the Internal Revenue Service with respect to the SAVE Plan that takes into account the Tax Reform Act of 1986 and regulations promulgated thereunder, such Transfer shall not be executed until appropriate arrangements are made or such favorable determination letter is received, as the case may be.

			(ii)	If necessary, the Buyer 401(k) Plan will be
amended to permit the transfer of assets and liabilities from the SAVE Plan to the Buyer 401(k) Plan and to ensure, in accordance with Section 411(d)(6) of the Code, that no Hired Employee will receive an accrued benefit less than the accrued benefit the Hired Employee would be entitled to receive under the SAVE Plan as of the date immediately prior to the date the transfer occurs.
(Such transfer of plan assets and liabilities and the acceptance of such assets and assumptions of such liabilities shall be hereinafter referred to as the "Transfer."

			(iii)	The Transfer will be accomplished in
full compliance with the applicable provisions of ERISA, the Code, and regulations and rulings promulgated thereunder.
Further, Seller and Buyer agree to cooperate fully and to file in a timely manner whatever reports, forms, and notices as are necessary under applicable law as a result of, and to effect, the Transfer. The Transfer will be accomplished by way of a single transfer of plan assets constituting cash and liabilities, except that any outstanding participant loans from the SAVE Plan to Hired Employees that are not in default may be transferred in kind to the extent not repaid prior to the Transfer. The
Transfer will not occur until the Hired Employees' account balances under the SAVE Plan have been determined, except to the extent that subsequent transfers between the two trusts are required to reconcile any errors in the calculations or data.

			(iv)	Seller agrees to provide to Buyer in a timely
manner all information for each Hired Employee, including without limitation, accrued benefits under the SAVE Plan as of the date of Transfer, vesting service, and any other employee information required by Buyer to determine benefits payable from the Buyer
401(k) Plan.

	9.04	Welfare Benefit Plans.

		(a)	Hired Employees shall cease participating in all
employee welfare benefit plans, programs, payroll practices, or arrangements maintained by Seller as of 12:01 a.m. on the Plan
Eligibility Date, unless a different date is required by law.
Under all of such plans, programs, or arrangements, Hired
Employees' service as recognized under the comparable Seller plans, programs, payroll practices, and arrangements will be credited as service with Buyer for purposes of determining participation and benefit levels thereunder to the same extent as credited by Seller, unless otherwise prohibited by law or the terms of any of Buyer's plans and programs that cannot reasonably be amended.

		(b)	Buyer will offer coverage for medical and dental
benefits and group life insurance as of 12:01 a.m. on the day following the Plan Eligibility Date to all Hired Employees and their dependents (as that term is defined by the respective Buyer plans) in accordance with the terms of the relevant Buyer benefit plans, except to the extent provided for herein. As of the Plan
Eligibility Date, Hired Employees who were participating in medical and dental plans of Seller requiring the payment of deductibles by or with respect to employees or covered dependents will be deemed to have satisfied deductibles specified under the Buyer medical and dental plans in which they enroll with respect to calendar year 1994 to the extent of the dollar amount of the deductibles under Seller's plans that had been satisfied as of the Plan Eligibility Date. Buyer will impose no limitation on coverage or participation with respect to a pre-existing condition of a Hired Employee or his or her dependents, subject to the requirement that a dependent not be "confined" within the meaning of the applicable Buyer benefit plan and that such Hired
Employee or his or her dependents enroll in the relevant Buyer benefit plan upon initial eligibility as specified in such plans.
Any dependent who is "confined" as of the Plan Eligibility Date shall be eligible for coverage under respective Buyer plans on the day following the last day of confinement. Buyer and Seller shall coordinate (or cause insurance carriers or third party administrators to coordinate) medical benefits claims for Hired
Employees under their respective plans so as to carry out the provisions above with respect to Buyer's medical benefits and carry out the other applicable provisions of this Agreement. No physical examination or other evidence of insurability shall be required of any Hired Employee or his or her dependents with respect to enrolling in any of Buyer's medical, dental, life, or disability plans or programs as long as such enrollment occurs upon initial eligibility to participate in such Buyer plans or programs as specified in those plans or programs.

		(c)	If and to the extent offered to comparably
situated employees, Buyer will initially offer short-term and long-term disability benefit coverage to all Hired Employees. If and to the extent available, such participation will cover disabilities that occur or recur on or after the Plan Eligibility Date in accordance with the terms of the relevant benefit plans.

		(d)	At or prior to the Closing, Seller shall pay Hired
Employees, by lump sum payment, for the amount of their accrued but unused vacation as of the Plan Eligibility Date to the extent such accrued vacation exceeds the maximum amount of vacation which may be accrued by a similarly situated employee of Buyer as of the Plan Eligibility Date under Buyer's vacation policy. Any remaining accrued vacation not paid for in this manner shall be retained by such Hired Employees under Buyer's vacation policy, and each Hired Employee shall begin to accrue vacation under the Buyer vacation policy as of the Plan Eligibility Date. Seller shall pay Buyer for any vacation time taken by any Hired Employee who retained vacation time accrued as of the Plan Eligibility
Date in accordance with this Section 9.04(d) up to the amount of such retained vacation for each such Hired Employee, such payments to be made promptly after receipt by Seller from Buyer of monthly vacation summaries relating to the Hired Employees.

		(e)	Hired Employees who obtained course approval and
commenced course work under Seller's educational assistance policy prior to the Plan Eligibility Date shall be eligible for reimbursement by Seller under the terms of such policy whether or not the course is completed before the Plan Eligibility Date.
Hired Employees will be eligible to participate in Buyer's educational assistance policy, if any, as of the Plan Eligibility
Date.

	9.05	Certain Representations and Warranties.

		(a)	Seller represents and warrants to Buyer that with
respect to Transferred Employees that it has no obligation to make any payments or contributions to a multiemployer plan as that term is defined in Section 3(37) of the Employee Retirement
Income Security Act of 1974 ("ERISA"), and has no actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan. Seller represents and warrants to Buyer that except for the plans, programs, and arrangements listed on Schedule 9.05(a) hereto (the
"Plans"), and except for any statutory plans, Seller does not maintain or contribute to any material plans, programs, or arrangements for the benefit of Transferred Employees (i) providing any severance or termination pay or other benefits;
(ii) providing for payment of deferred compensation or retirement benefits; and (iii) providing for life, health, disability or other welfare-type benefits.

		(b)	Each of Seller and Buyer represents and warrants
to the other party that it has obtained a favorable determination letter from the Internal Revenue Service for its Section 401(k) plan evidencing its compliance with applicable provisions of the Code and that it has not amended its Section 401(k) plan since the issuance of such determination letter, or operated its
Section 401(k) plan, in such a manner as would result in the disqualification of its Section 401(k) plan. Further, each of Seller and Buyer warrants and represents to the other party that there has been no non-exempt "prohibited transaction," within the meaning of Section 4975(c) of the Code, involving the assets of its Section 401(k) plan. Each of Seller and Buyer has delivered to the other party the current plan document, trust or other funding arrangement(s), favorable determination letter, any summaries of material modifications or summary plan description and the last three Form 5500s filed for its Section 401(k) plan.

		(c)	Seller represents and warrants to Buyer that,
except for any statutory plans, none of the Subsidiaries maintains or is the plan sponsor or plan administrator of any material plans, programs, or arrangements for the benefit of Subsidiary Transferred Employees (i) providing any severance or termination pay or other benefits; (ii) providing for payment of deferred compensation, retirement benefits or benefits in the event of a change of control of a Subsidiary; or (iii) providing for life, health, disability or other welfare-type benefits.

	9.06	Responsibility for Non-Pension Benefit Claims.

		(a)	Seller will be responsible for all claims with
respect to the Hired Employees and their dependents incurred on or before the date prior to the Plan Eligibility Date and for all benefits or coverages to be provided in the future based on employment with Seller through such date (including but not limited to retiree benefits), to the extent provided under Seller's applicable medical, dental, disability, or other welfare benefit or similar plans or programs provided to Transferred Employees, including payments on behalf of any persons deriving rights under such plans through any such Hired Employees. Except as otherwise provided in this Article IX, Buyer shall be responsible for all claims with respect to the Hired Employees and their dependents incurred on or after the Plan Eligibility
Date to the extent provided under Buyer's applicable medical, dental, disability, or other welfare benefit or similar plans or programs, including payments on behalf of any persons deriving rights under such plans through any such Hired Employees. Notwithstanding the above, with respect to any dependent who is "confined" within the meaning of the applicable Buyer benefit plan on the Plan Eligibility Date, Seller shall continue to be responsible for such dependent's claims to the extent provided under its medical and dental plans until such dependent is no longer confined.

		(b)	Seller shall be responsible for any benefit plan
claims asserted by Transferred Employees who do not become Hired
Employees and any other current or former Seller employees who do not become Hired Employees.

	9.07	Foreign Employees and Employees of Subsidiaries and
Affiliates.

		(a)	Notwithstanding any provisions herein to the
contrary, Hired Employees and Subsidiary Transferred Employees who work outside the United States at the time of Closing shall be treated in accordance with Section 9.01(b)(i), (iii) and (iv) as Hired Employees and otherwise shall be treated in the same fashion as similarly situated employees of Buyer, but in no event will their employee benefit plans, programs or arrangements be less than those required by applicable law.

		(b)	Subsidiary Transferred Employees who are U.S
employees at the time of the Closing shall be treated in accordance with Sections 9.01(b)(i)-(iv) as though such employees were Hired Employees. Seller agrees that, if Buyer so requests at least 20 days prior to the Closing Date, U.S. Subsidiary Transferred Employees shall cease to participate in the Seller's Plans and other programs, payroll practices or arrangements maintained by Seller upon the Closing Date, and Seller shall ensure that, effective as of the Closing Date, none of the Subsidiaries are sponsoring or contributing employers of any such Plans, programs, practices or arrangements. If Buyer makes the foregoing request, Subsidiary Transferred Employees shall be treated in accordance with Sections 9.01(b)(v), 9.02, 9.03, 9.04,
9.06 and 9.08 as though such employees were Hired Employees.

	9.08	COBRA Coverage.  Seller shall provide to all persons
entitled thereto, including employees and former employees of Seller (and to their spouses and dependents where applicable), other than Hired Employees, COBRA health care continuation coverage in accordance with Section 4980B of the Code and Sections 601 through 608 of ERISA, and shall comply with any related requirements thereunder, in connection with any loss of coverage by any person under any group health plan sponsored by Seller. Buyer shall have no responsibility to provide COBRA health care continuation coverage to any employees or former employees of Seller (or to their spouses or dependents) except in connection with a loss of coverage, under a group health plan (within the meaning of Section 4980B(g)(2) of the Code and Section 607(1) of ERISA) maintained or contributed to by Buyer ("Buyer Health Care Plan"), by or with respect to Hired Employees who are eligible under such Buyer Health Plan as employees of Buyer.

	9.09	Indemnification.

		(a)	Buyer hereby agrees to indemnify, defend, and hold
harmless Seller, its Affiliates and their respective directors, officers, employees, agents, successors, and assigns against and in respect of any and all losses or liability (including damages, costs, expenses, and reasonable attorney's fees) that result from or relate to any claims, litigation, suit, action, investigation, proceeding, or controversy brought by or on behalf of
(i) provided Seller complies with its obligations contained in
Section 9.03, any Hired Employee relating to the payment of the benefit of such Hired Employee that had accrued under the SAVE
Plan and which was transferred to the Buyer 401(k) Plan; (ii) any Transferred Employee who accepts Buyer's offer of employment and is available to report for employment as specified in
Section 9.01(b) of this Article IX relating to Buyer's failure to hire such Transferred Employee; (iii) any Hired Employee relating to his or her accrued benefit under the Buyer 401(k) Plan;
(iv) any Hired Employee relating to any act or failure to act by Buyer on or after the Plan Eligibility Date which is inconsistent with the obligations Buyer assumes under this Article IX; and
(v) Seller or any third party relating to any breach or obligation of Buyer made in this Article IX.

		(b)	Seller hereby agrees to indemnify, defend, and
hold harmless Buyer, its Affiliates and their respective directors, officers, employees, agents, successors, and assigns against and in respect of any and all losses or liability
(including damages, costs, expenses, and reasonable attorney's fees) that result from or relate to any claims, litigation, suit, action, investigation, proceeding, or controversy brought by or on behalf of (i) any Hired Employee alleging that benefits greater than those transferred on his or her behalf relating to the SAVE Plan are owed to him or her; (ii) Buyer or any third party relating to any breach of any representation or warranty to Buyer or covenant or obligation of Seller made in this Article
IX; (iii) any Hired Employee relating to any act or failure to act by Seller, its agents or representatives before the Plan Eligibility Date (including, but not limited to, any claim relating to the failure of Seller to provide any notices relating to the termination of any person required by applicable law);
(iv) any employee, former employee or employment applicant of Seller or an Affiliate of Seller who is not a Hired Employee relating, directly or indirectly, to termination of employment, prospective employment or employment with Seller (including, but not limited to, any claim relating to the failure of Seller to provide any notices relating to the termination of any person required by applicable law); (v) any Hired Employee relating to his accrued benefit under the Seller Pension Plan; (vi) any other obligation continuing on or after the Plan Eligibility Date which Seller has to any Hired Employee under a benefit, compensation, or other employee plan, program, arrangement or agreement under the terms of such plan, program, arrangement or agreement; and
(vii) any employee or former employee of Seller or any third party relating to the administration or operations by Seller of any employee compensation or benefits plan, program, arrangement or agreement maintained by Seller at any time.

	9.10	No Third Party Beneficiaries.  No provision of this
Article IX shall create any right or benefit in any person not a party to this Agreement. No provision of this Agreement shall preclude the amendment or termination of any or all Buyer benefits or benefit plans or programs and the provisions of such plans and programs in which Hired Employees are eligible to participate on or after the Closing Date, but no such amendment or termination shall affect any commitments specifically made by Buyer under this Article IX.


	ARTICLE X.

	CONDITIONS TO CLOSING

	10.01	Conditions to the Obligations of Each Party.  The
obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

		(a)	Any applicable waiting period under the HSR Act
relating to the transactions contemplated hereby shall have expired or been terminated.

		(b)	No provision of any applicable law or regulation
and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

		(c)	Each of Buyer and Seller shall have executed and
delivered to the other each of the Ancillary Agreements, in each case substantially in the form attached as, or having the principal terms specified in, an exhibit to this Agreement.

		(d)	All actions by or in respect of or filings with
any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

		(e)	The right of first refusal of StorageTek pursuant
to Section 2.2 of the Stockholder's Agreement with respect to the transfer of the RMMI Shares pursuant to the RMMI Stock Purchase
Agreement shall have been waived by StorageTek or the 60 day offer period shall have expired without exercise by StorageTek.
If this condition is not satisfied by reason of StorageTek's exercise of the right of first refusal, then this condition shall not be a condition to Buyer's or Seller's obligations with respect to the purchase and sale of the Business other than RMMI.

	10.02	Conditions to Obligation of Buyer.

	The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

		(a)	(i) Seller shall have performed in all material
respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (disregarding any qualification contained therein with respect to materiality or Material Adverse Effect), shall be true in all material respects as of the date hereof and at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and
(iii) Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect. It is understood and agreed that Seller's Certificate delivered pursuant to
Section 10.02(a)(ii) shall specify any representations and warranties which to Seller's knowledge are not true as of the Closing even if Seller certifies that the changes would not in the aggregate reasonably be expected to have a Material Adverse
Effect, provided that, if any of the conditions referred to in clauses (i) and (ii) above have not been fulfilled in any respect, Seller may deliver at the Closing a certificate (a
"Seller Non-Compliance Certificate") specifying the respect in which such condition has not been fulfilled, without prejudice to the right, if any, of the Buyer not to consummate the transactions contemplated hereby as a result of such non-fulfillment of such condition.

		(b)	Buyer shall have received (x) an opinion of Testa,
Hurwitz & Thibeault, counsel to Seller, dated the Closing Date in form and substance reasonably satisfactory to Buyer and (y) an opinion of Malaysian counsel in form and substance reasonably satisfactory to Buyer, regarding the continued tax status of the Business in Malaysia. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by other than the federal laws of the United States of America, the Commonwealth of Massachusetts and the State of Delaware, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and as to matters of fact, upon certificates of officers of Seller.

		(c)	Seller shall have received all Consents and all
consents, authorizations or approvals from governmental agencies relating to the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, except any such Consents or consents, authorizations or approvals the failure to obtain which would not have a Material Adverse Effect, in each case in form and substance reasonably satisfactory to Buyer.

		(d)	Buyer shall have received all documents it may
reasonably request relating to the existence of Seller and the authority of Seller to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Buyer.

		(e)	All actions, proceedings, instruments and
documents required to carry out this Agreement shall be reasonably satisfactory in form and substance to counsel for Buyer.

		(f)	As of the Closing, Seller shall have assigned and
transferred to Buyer (i) all indebtedness of each of the Subsidiaries to Seller and (ii) all payables of each of the Subsidiaries to Seller.

		(g)	Buyer shall have received the audited and
unaudited financial statements specified in Section 5.04.

		(h)	At least 30 days prior to the Closing, Seller
shall have completed and delivered to Buyer a baseline environmental assessment.

		(i)	Buyer shall have received, with respect to each of
the Purchased Assets constituting title to real property or a leasehold interest therein, such assurance as is customary in the jurisdiction in which the same is located (including, where applicable, title opinion, title insurance and related survey) that Buyer shall have acquired such title or leasehold interest free and clear of all Liens, except Permitted Liens.

	10.03	Conditions to Obligations of Seller.  The
obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

		(a)	(i) Buyer shall have performed in all material
respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto (disregarding any qualification contained therein with respect to materiality or Material Adverse Effect) shall be true in all material respects as of the date hereof and at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and
(iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect, provided that, if any of the conditions referred to in clauses (i) and (ii) above have not been fulfilled in any respect, Buyer may deliver at the Closing a certificate (a "Buyer Non-Compliance Certificate") specifying the respect in which such condition has not been fulfilled, without prejudice to the right, if any, of the Seller not to consummate the transactions contemplated hereby as result of such non-fulfillment of such condition.

		(b)	Seller shall have received an opinion of Cooley
Godward Castro Huddleson & Tatum, counsel to Buyer, dated the
Closing Date in customary form. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the laws of the States of California and Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Seller, copies of which shall be contemporaneously delivered to Seller, and as to matters of fact, upon certificates of officers of Buyer.

		(c)	Buyer shall have received all consents,
authorizations or approvals from governmental agencies referred to in Section 4.03, except any such consents, authorizations or approvals the failure to obtain which would not have a Material Adverse Effect, in each case in form and substance reasonably satisfactory to Seller.

		(d)	Seller shall have received all documents it may
reasonably request relating to the existence of Buyer and the authority of Buyer to enter into and perform this Agreement, all in form and substance reasonably satisfactory to Seller.

		(e)	Seller shall have received the cash payment and
the Note described in Section 2.06.


	ARTICLE XI.

	SURVIVAL; INDEMNIFICATION

	11.01	Survival.  The covenants, agreements,
representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for one year from the Closing, except as follows: (i) in the case of Sections 5.06 and 6.02, for the period set forth therein, (ii) in the case of Sections 5.10, 6.01, 9.04(d) and 11.02(a)(ii) and
(iii), indefinitely, and (iii) in the case of the covenants, agreements, representations and warranties contained in Articles VIII and IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

	11.02	Indemnification.

		(a)	Seller hereby indemnifies Buyer and its
Affiliates, officers, directors, agents and employees against and agrees to hold each of them harmless from any and all direct, indirect or consequential damage, loss, claim, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Buyer or any of its Affiliates, officers, directors, agents or employees arising out of:

			(i)	any misrepresentation or breach of warranty,
covenant or agreement made or to be performed by Seller pursuant to this Agreement (except to the extent disclosed by Seller in a Seller Non-Compliance Certificate delivered pursuant to Section
10.02(a) which is waived by Buyer);

			(ii)	any Excluded Liability or any obligation or
liability of the Business relating to the Excluded Assets; or

			(iii)	any Remedial Action required by law or
by Court Order to the extent that such Remedial Action is performed in connection with acts or omissions occurring or conditions existing prior to Closing;

provided that Buyer shall not be entitled to indemnification under Section 11.02(a)(i) with respect to any event or state of facts (including a series of related events or state of facts) (an "Event of Loss") unless (A) the aggregate amount of Loss arising out of such Event of Loss is $50,000 or more (a "Material Loss") and (B) the aggregate amount of Loss with respect to all Material Losses under this Section 11.02(a)(i) exceeds $5,000,000 and then Buyer shall have the right to seek indemnification but only to the extent that the aggregate amount of such Material Losses exceeds $5,000,000. Seller's maximum liability under
Section 11.02(a)(i) shall not exceed 50% of the Purchase Price.

		(b)	Buyer hereby indemnifies Seller and its Affiliates
against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates, officers, directors, agents and employees arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement
(except to the extent disclosed by Buyer in a Buyer
Non-Compliance Certificate delivered pursuant to Section
10.03(a)) provided that Seller shall not be entitled to indemnification under this Section 11.02(b) with respect to any Event of Loss unless (i) such Loss is a Material Loss and (ii) the aggregate amount of Loss with respect to all Material Losses under this Section 11.02(b) exceeds $5,000,000 and then Seller shall have the right to seek indemnification, but only to the extent that the aggregate amount of such Material Losses exceeds
$5,000,000. Buyer's maximum liability under Section 11.02(b) shall not exceed 50% of the Purchase Price.

	11.03	Procedures; Exclusivity.  The party seeking
indemnification under Section 11.02 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

		(a)	After the Closing, Article XI shall provide the
exclusive remedy for any misrepresentation, breach of warranty covenant or other agreement (other than those contained in Sections 2.06, 5.04, 5.05, 5.06, 5.07, 6.01, 6.02 and 13.08 and
Articles VIII and IX) or other claim arising out of this Agreement or the transactions contemplated hereby.


	ARTICLE XII.

	TERMINATION

	12.01	Grounds for Termination.  This Agreement may be
terminated at any time prior to the Closing:

		(i)	by mutual written agreement of Seller and Buyer;

		(ii)	by either Seller or Buyer if the Closing shall not
have been consummated on or before December 15, 1994; or

		(iii)	by either Seller or Buyer if there shall be
any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

	The party desiring to terminate this Agreement pursuant to clauses (ii) or (iii) shall give notice of such termination to the other party.

	12.02	Effect of Termination.  If this Agreement is
terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by either party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 13.03 and
13.09 shall survive any termination hereof pursuant to Section
12.01.


	ARTICLE XIII.

	MISCELLANEOUS

	13.01	Notices.  All notices, requests and other
communications to either party hereunder shall be in writing
(including telecopy or similar writing) and shall be given,

		if to Buyer, to:

		Quantum Corporation
		500 McCarthy Blvd.
		Milpitas, CA  95035
		Attention:  Chief Financial Officer
		Telecopy:  (408) 894-3223

		with a copy to:

		Cooley Godward Castro Huddleson & Tatum
		One Maritime Plaza, 20th Floor
		San Francisco, CA 94111
		Attention:  James C. Gaither, Esq.
		Telecopy:  (415) 951-3699

		if to Seller, to:

		Digital Equipment Corporation
		111 Powdermill Road
		Maynard, MA  01754
		Attention:  Charles F. Christ
		Telecopy:   (508) 841-3522

		with a copy to:

		Digital Equipment Corporation
		111 Powdermill Road
		Maynard, MA 01754
		Attention:  Molly Brennan, Esq.
		Telecopy:  (508) 493-6049

		and:

		Testa, Hurwitz & Thibeault
		53 State Street
		Boston, MA 02109
		Attention:  Linda DeRenzo, Esq.
		Telecopy:   (617) 248-7100

	13.02	Amendments; No Waivers.

		(a)	Any provisions of this Agreement may be amended or
waved prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

		(b)	No failure or delay by either party in exercising
any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of an rights or remedies provided by law.

	13.03	Expenses.  Except as otherwise provided herein,
all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. No portion of Seller's costs and expenses shall be allocated to the Business.

	13.04	Successors and Assigns.  The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

	13.05	Governing Law.  This Agreement shall be construed
in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth.

	13.06	Counterparts; Effectiveness.  This Agreement may
be signed in two counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

	13.07	Entire Agreement.  This Agreement, the Ancillary
Agreements and the Non-Disclosure Agreement dated as of May 11, 1994 (as supplemented on June 6, 1994) between Seller and Buyer constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the paries with respect to the subject matter thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements and the Non-Disclosure Agreement dated as of May 11, 1994 (as supplemented on June 6,
1994) between Seller and Buyer, nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

	13.08	Bulk Sales Law.  Buyer and Seller each hereby
waive compliance by Seller with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws.

	13.09	Arbitration.  Any and all disputes or
controversies, whether of law or fact of any nature whatsoever, arising from or respecting this Agreement shall be decided by arbitration by Judicial Arbitration Mediation Services, Inc. ("JAMS") in accordance with the rules and regulations of JAMS, or by any other body mutually agreed upon by the parties. Pre-arbitration discovery shall be permitted at the request of either party under appropriate protection for proprietary and confidential business information.

	Before filing a demand for arbitration, a party must send the other party written notice identifying the matter in dispute and invoking the procedures in this paragraph. Such written notice shall be sent promptly after the party knew or reasonably should have known of an alleged violation of this Agreement. Within fifteen (15) days after such written notice is given, the Chief Executive Officers of each party shall meet at a mutually agreeable location for the purpose of determining whether they can resolve the dispute themselves by written agreement. If, within the fifteen (15) day period, after such meeting, the parties fail to resolve the dispute by written agreement the complaining party may then initiate the arbitration process by filing a demand with JAMS or such other body as the parties may agree upon. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief, from JAMS or such other body as the parties may mutually agree upon, during the fifteen (15) day period if necessary to prevent irreparable harm.

	The arbitrators shall be selected as follows: Buyer and Seller shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. Either party may disqualify any individual arbitrator who is a present or past employee, owner, or consultant to the opposing party or a competing organization.

	Arbitration shall take place at the location (which must be within one of the 25 largest metropolitan areas in the continental United States) specified by the party which did not demand arbitration hereunder. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for inspection only by Buyer and Seller, their respective attorneys, and their respective experts, consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, until such information shall become generally known.

	The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary injunction, or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction over the parties.

	Reasonable notice of the time and place of arbitration shall be given to persons other than the parties, if such notice is required by law, in which case such persons or their authorized representatives shall have the right to attend or participate in the arbitration hearing in such manner as the law shall require.

	If any action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

	13.10	Captions.  The captions herein are included for
convenience of reference only and shall be ignored in the construction or interpretation hereof.


	IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

						DIGITAL EQUIPMENT CORPORATION


						By: /s/ CHARLES F. CHRIST
						Title:  VP, Components Division


						QUANTUM CORPORATION

						By: /s/ WILLIAM J. MILLER
						Title:  Chairman of the Board and
								Chief Executive Officer


						QUANTUM PERIPHERALS (EUROPE) S.A.


						By: /s JOSEPH T. RODGERS
						Title:  Director



	EXHIBIT I
	NOTE TO SELLER
	(SUMMARY OF TERMS)


Obligor:			Quantum Corporation

Amount:			$70 million

Maturity:			2 years from the Closing Date

Interest:			12% per annum, payable quarterly.

Mandatory Redemption:	$35 million due on the first anniversary
of the Closing Date; and remaining $35
million due on the second anniversary of the Closing Date.

Optional Prepayment:	The Note may be prepaid during the first
120 days following the Closing Date without premium. Callable any time thereafter at reasonable and customary premiums to be determined as of the Closing Date.

Subordination:		Senior to existing convertible subordinated
debt of Buyer, subordinated to up to
$435,000,000 of senior debt, pari passu with all other debt of Buyer.

Remarketing:		Note shall be issued pursuant to an indenture
to allow Seller to securitize the Note.
Seller shall not make a public sale of
interests in the Note prior to 120 days
following the Closing Date. All costs and expenses incurred in connection with remarketing the Note shall be borne by Seller.

Right of Offset:		Seller may offset amounts owed to Buyer
under the Supply Agreement upon a default by Buyer in the punctual payment of principal when due or interest within ten days of the due date.

Covenants:			Reasonable and customary covenants
having such terms as will permit Seller in its reasonable judgment to securitize and sell the Note, including covenants regarding additional indebtedness, use of proceeds, issuance of preferred stock, debt of subsidiaries, limitations on restricted payments and negative pledge; provided that in any event covenants shall be satisfactory to the banks providing financing in connection with the transaction contemplated by this Agreement and shall not interfere with:

				(i)	conduct of Buyer's business in the
ordinary course;
				(ii)	any financing in connection with the
transaction contemplated by this
Agreement;
				(iii)	maintenance of up to a total of
$635,000,000 of  indebtedness for
borrowed money;
				(iv)	any additional equity investment by MKE;
				(v)	the capitalization or operations or
business of RMMI;
				(vi)	any restructuring of or sale or purchase
of assets by Buyer.


Defaults:			(i)	failure to pay interest and principal
when due (subject to reasonable and
customary cure periods);
				(ii)	bankruptcy;
				(iii)	undischarged and unstayed
judgments;
				(iv)	cross acceleration; and
				(v)	change of control.


EXHIBITS

Exhibit A:	Accounting Convention
Exhibit B-1: 	RMMI Head Supply Agreement
Exhibit B-2:	RMMI MR Head Manufacturing and Supply Agreements
Exhibit C:	RMMI Stock Purchase Agreement
Exhibit D:	Seller-Buyer Lease
Exhibit E:	Form of Seller-Buyer Patent Assignment Agreement
Exhibit F:	Form of Seller-Buyer Software Assignment and
License Agreement
Exhibit G:	Form of Seller-Buyer Supply Agreement
Exhibit H:	Form of Seller-Buyer Transition and Services
Agreement
Exhibit I:	Note to Seller
Exhibit J:	Form of Assignment and Assumption Agreement
Exhibit K:	Right of Entry Agreement
Exhibit L:	Transferred Employees
Exhibit M:	Seller-Buyer Trademark Assignment Agreement


SCHEDULES

Schedule 3.05	Consents
Schedule 3.06(a)	Financial Statements of the Business
Schedule 3.06(b)	Projections
Schedule 3.07	Certain Changes
Schedule 3.08(a)	Real Property
Schedule 3.08(b)	Personal Property
Schedule 3.08(d)	Permitted Liens
Schedule 3.09	Sufficiency of Purchased Assets
Schedule 3.12	Litigation
Schedule 3.13	Contracts
Schedule 3.14	Licenses and Permits
Schedule 3.15	Summary of Insurance Coverage
Schedule 3.17	Intellectual Property
Schedule 3.18	Certain Employees
Schedule 3.20	Environmental Matters
Schedule 3.21	Subsidiaries
Schedule 5.08	Capital Expenditure Plan
Schedule 6.02	Digital Tradename
Schedule 8.03	Tax Matters
Schedule 9.01(b)	Severance Benefits
Schedule 9.05(a)	Seller Benefit Plans